As filed with the Securities and Exchange Commission on November 5, 2019

Registration No. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MediXall Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	8090	33-0964127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2929 East Commercial Blvd., Suite Ph-D

Fort Lauderdale, Florida 33308

Telephone: (954) 440-4678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil Swartz

Interim Chief Executive Officer

MediXall Group, Inc.

2929 East Commercial Blvd., Suite Ph-D

Fort Lauderdale, Florida 33308

Telephone: (954) 440-4678

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Telephone: (561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☑

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of common stock		Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.0001 per share	46,091,430	(2)	$2.00	(3)	$92,182,860	$11,965.34

(1)	The fee is calculated by multiplying the proposed maximum aggregate offering price by 0.0001298, pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Represents the resale of 46,091,430 shares of common stock by the selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of common stock.

(3)	Represents the fixed price at which the selling stockholders will sell their shares of common stock registered for resale in this prospectus for the duration of this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2019

MediXall Group, Inc.

46,091,430 Shares of Common Stock

This prospectus relates to the resale from time to time of 46,091,430 shares of our common stock by the selling stockholders named in this prospectus or their permitted transferees (the “Selling Stockholders”).

The Selling Stockholders will sell their shares registered for resale in this prospectus at a fixed price of $2.00 per share for the duration of this offering. See “Determination of Offering Price” and “Plan of Distribution.” We will not receive any of the proceeds from the sale of the securities owned by the Selling Stockholders. See “Use of Proceeds” beginning on page 14 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 57 of this prospectus.

Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. under the symbol “MDXL”, although the market for our common stock is extremely limited and sporadic. On November 1, 2019, the closing price of our common stock was $1.99 per share.

We have limited operations. We are not a “blank check company” as defined in Rule 419 under the Securities Act of 1933, as amended, and we have no intention to engage in a business combination as contemplated by Rule 419. Our independent registered public accounting firm has issued an audit opinion for us which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

This offering is highly speculative and these securities involve a high degree of risk. You should only consider purchasing securities if you can afford the loss of your entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2019.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

In some cases, you can identify forward-looking statements by terminology such as “expects,” “anticipates,” “intends,” “projects,” “forecasts,” “targets,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

The level of demand for our products;

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Competition in our markets;

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Our ability to grown and manage growth profitably;

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Our ability to access additional capital;

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Changes in applicable laws or regulations;

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Our ability to attract and retain qualified personnel;

•

The possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

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Other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

Unless the context otherwise requires, “we,” “us,” or “the Company” refers to MediXall Group, Inc. and its consolidated subsidiaries.

Overview

MediXall Group, Inc. (hereinafter “MediXall,” “we,” “us,” “our” or the “Company”) seeks to make shopping for specific healthcare services as simple and easy as booking a flight and hotel online through our online platform at MediXall.com (the “MediXall Platform”).  The information contained on this website or that can be accessed through this website neither constitutes part of this prospectus nor is incorporated by reference herein.

Our mission is to use the MediXall Platform to deliver products and services that are focused on improving communication, providing better technology and support services and enabling more efficient, cost-effective healthcare for the consumer.

We currently have two active wholly owned subsidiaries through which we operate our business:

1.

MediXall.com, Inc.; and

2.

MediXall Finance Group.

MediXall.com is the MediXall Platform and is designed for use by patients, service providers and payers that seeks to create an online environment that connects physicians and caregivers to patients, and payers to the caregivers, across all healthcare settings.

Our patient facing platform on the MediXall Platform can be used by consumers to manage their healthcare and wellness activities and relationships with multiple MediXall providers, using a unified account with a single login. Our tool for physicians on the MediXall Platform, the MediXall Patient Experience seeks to act as a tool for physicians to share the cost and location of upcoming care options.  We also seek to address the needs of payers on the on the MediXall Platform, by providing the MediXall Partner Portal in which employers and other third-party payors can access to our discounted laboratory services.

MediXall Finance Group will seek to acquire, or partner with owners of healthcare inventions to create mutually beneficial agreements that generate revenue using patented intellectual property.  Over the past twelve months, MediXall Finance Group has entered into several strategic partnerships to offer financial products to MediXall Provider Network members, seeking to assist them in developing their businesses and client/patient relationships.

We seek to generate revenues from the MediXall Platform from fees charged to providers for the use of the technology.  We also aim to earn revenue from subscription and services primarily from sales of subscriptions and additional features for the MediXall Platform.  We also seek to earn revenue from revenue share arrangements with third-party payment processors and lenders on transactions between MediXall Provider Network members who utilize our financing solutions and their consumers.  Additionally, MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services.

For the fiscal years ended December 31, 2018 and 2017, we generated revenues of $1,858 and $22,232, respectively, and reported net losses of $2,983,429 and $1,557,405, respectively, and negative cash flow from operating activities of $2,225,241 and $2,219,883, respectively. As noted in our consolidated financial statements, as of December 31, 2018, we had an accumulated deficit of $10,228,833. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings. See “Risk Factors—Our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.”

Corporate History and Additional Information

MediXall Group, Inc. (formerly Continental Rail Corp.) was incorporated under the laws of the State of Nevada on December 21, 1998 under the name IP Gate, Inc. In December 2002, IP Gate, Inc. merged with Action Stocks, Inc. In June 2003, Action Stocks, Inc. merged with Classic Health Systems Inc. and changed its name to Specialized Home Medical Services, Inc. Specialized Home Medical Services changed its name to IGSM Group, Inc. (“IGSM”) in April 2007. In December 2012, the Company contracted the services of TBG Holdings Corporation, which assisted with restructuring the Company into a short-line and regional freight railroad holding company. In June 2013, IGSM acquired all of the outstanding stock of Transportation Management Services, Inc. in exchange for the issuance of 1,500,000 shares of preferred IGSM stock. IGSM changed its name to Continental Rail Corp. in July 2013.

On June 19, 2015, the Company entered into an agreement with Continental Rail, LLC (“LLC”) and the Series A Preferred Shareholders of the Company. The Company was actively seeking to secure financing for the purchase of the Delta Southern Railroad (“Delta”), a Class III short-line railroad headquartered in Tallulah, Louisiana. Delta was subsequently purchased by Golden Gate Capital (“Golden Gate”), a private equity firm in San Francisco, California. Golden Gate decided that it was in its best interest to utilize the railroad operations management skills of certain Preferred Shareholders of the Company to manage the daily operations of Delta (“the Manager”). By the terms of the Agreement, however the Delta Manager cannot be owned (more than 10%) or controlled by a public company. Consequently, the LLC was organized by the Preferred Shareholders as the vehicle to manage Delta and satisfy the conditions set forth in the agreement. In conjunction with this transaction the Company received a 10% interest in the LLC and the preferred shareholders returned their preferred shares to the Company for cancelation.

On June 24, 2016, the Company entered into a share exchange agreement with TBG pursuant to which the Company exchanged 100% of its membership interest in the LLC in exchange for 1,000,000 shares of the Company held by TBG. The 1,000,000 shares were cancelled.

On November 22, 2016, Continental Rail Corp. effected a 1-for-15 reverse stock split of the Company’s issued and outstanding common stock. On December 13, 2016, the Company effected a share exchange and reorganization (the “Merger”) with IHL of Florida, Inc., incorporated in April 2016 and under common control with the Company. Pursuant to the Merger, IHL shareholders transferred to the Company all their issued and outstanding shares of capital stock. In exchange, the Company agreed to issue 41,131,000 shares of common stock to IHL shareholders, including 18,599,750 shares issued to common control parties and 264,894 shares of Series A Preferred Stock, all issued to common control parties, and convertible into 24,900,000 shares of common stock. The share issuances represent approximately 94.1% of the total issued and outstanding shares of common stock of the Company post-closing. As a result, the Company (i) became the 100% parent of IHL; (ii) assumed the operations of IHL; and (iii) changed its name from Continental Rail Corp. to MediXall Group, Inc. The Merger was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. The consolidated financial statements include both entities’ full results since the inception of IHL in April 2016.

Prior to the Merger, on July 8, 2016, IHL entered into a Share Exchange Agreement with MediXall, Inc. MediXall, Inc. had no material operations prior to the share exchange which resulted in the acquisition of $2,200 of debt and no assets or revenue generating activities.

Our principal executive offices are located at 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, and our telephone number is (954) 440-4678. We maintain a website at https://medixall.com/. We make available on our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we file these reports with the SEC. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

THE OFFERING We are registering the resale from time to time by the Selling Stockholders of 46,091,430 shares of common stock.
Common Stock Outstanding Prior to this Offering:	75,708,722 shares of our common stock are issued and outstanding as of November 4, 2019.

Common Stock Outstanding After this Offering:	75,708,722 shares of our common stock.

Common Stock Being Registered for Resale by the Selling Stockholders:	We are registering 46,091,430 shares of common stock held by the Selling Stockholders named herein.

Offering Price Per Share:	$2.00 (for the duration of this offering). See “Determination of Offering Price” and “Plan of Distribution.”

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders.

Risk Factors:

Investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 5 of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Trading Market and Ticker Symbol:	Our common stock is quoted on the OTCQB under the symbol “MDXL.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present, for the periods and as of the dates indicated, our selected historical consolidated financial data. The statements of operations data for the years ended December 31, 2018 and 2017 and the balance sheet data as of December 31, 2018 are derived from the audited financial statements included elsewhere in this prospectus. The statements of operations data for the six months ended June 30, 2019 and 2018 and the balance sheet data as of June 30, 2019 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2018	2017	2019	2018
			(Unaudited)	(Unaudited)
Statement of Operations Data:
Total revenues	$1,858	$22,232	$1,446	$1,173
Total operating expenses	2,985,287	1,579,637	1,416,209	1,629,100
Loss from operations	(2,983,429)	(1,557,405)	(1,414,763)	(1,627,927)
Net loss	$(2,983,429)	$(1,557,405)	$(1,414,763)	$(1,627,927)
Basic and diluted net loss per share	$(0.05)	$(0.03)	$(0.02)	$(0.03)

			June 30, 2019	December 31, 2018
			(Unaudited)
Balance Sheet Data:
Cash			$50,685	$201,509
Working (deficit) capital (1)			$(185,359)	$176,340
Total assets			$616,074	$728,720
Total liabilities			$363,375	$185,759
Total stockholders' equity			$252,699	$542,961
———————
(1) Working (deficit) capital represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common stock. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

RISKS RELATED TO OUR BUSINESS

The Company has no operating history and has a new business model in an emerging and rapidly evolving market.

MediXall is an early-stage development enterprise and lacks any operating history to evaluate in assessing our future prospects. Our business and prospects in light of the risks and difficulties MediXall will encounter as a development stage company in a new and rapidly evolving market must be seriously considered. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results. In addition, we do not know if our business model will operate effectively during the next economic downturn. Furthermore, we are unable to predict the likely duration and severity of any potential adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business. There can be no assurance, therefore, that current economic conditions or worsening economic conditions, or a prolonged or recurring recession, will not have a significant adverse impact on our operating and financial results.

Our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

To date, we have not been profitable and have incurred significant losses and cash flow deficits. For the fiscal years ended December 31, 2018 and 2017, we generated revenues of $1,858 and $22,232, respectively, and reported net losses of $2,983,429 and $1,557,405, respectively, and negative cash flow from operating activities of $2,225,241 and $2,219,883, respectively. As noted in our consolidated financial statements, as of December 31, 2018, we had an accumulated deficit of $10,228,833. We anticipate that we will continue to report losses and negative cash flow. Our auditors have raised substantial doubt regarding our ability to continue as a going concern as a result of our historical recurring losses and negative cash flows from operations as well as our dependence on private equity and financings.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We cannot assure you that MediXall will be able to develop the infrastructure necessary to achieve the potential sales growth.

Achieving revenue will require that MediXall develop a functional platform and build the necessary infrastructure to support sales, technical and client support functions. We cannot assure you that we can develop this infrastructure or will have the capital to do so and no commitments for needed capital are in place. MediXall will continue to design plans to establish growth, adding sales and sales support resources as capital permits, but at this time these plans are untested. If MediXall is unable to use any of its anticipated marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or its efforts to satisfy existing clients are not successful, MediXall may not be able to attract clients or retain existing clients on a cost-effective basis and, as a result, our revenue and results of operations would be affected adversely.

The markets that MediXall is targeting for revenue opportunities are emerging within a well-established healthcare industry, are rapidly developing and may change before we can access them.

The markets for traditional internet and mobile web products and services that MediXall is targeting for revenue opportunities are changing rapidly; and the barriers to entry into the niche identified by MediXall are high and require unique experience and qualification. We cannot provide assurance that MediXall will be able to realize these revenue opportunities before they change or before other companies enter or even dominate the market. Furthermore, MediXall has based certain of its revenue opportunities on statistics provided by third party industry sources. Such statistics are based on ever changing customer preferences due to our rapidly changing industry. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to emerge and intensify in the future, which could adversely affect our ability to increase sales, limit client attrition and maintain our prices.

Our business depends on the development and maintenance of the internet infrastructure.

The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products, for providing reliable internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone computers of the internet have been the targets of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

The nature of the MediXall platform requires sophisticated encryption technology to defend against hacking due to the personal information as well as the financial transaction data that will be utilized by a consumer/patient.

The art of hacking databases for the purposes of obtaining personal information as well as financial information on individuals is increasing substantially. MediXall is aware of these risks and will invest substantially in the development of its platform in accordance with the very latest data encryption/protection technologies; however, there is a real risk that the MediXall platform could be compromised at some point in time exposing the company to lawsuits and unfavorable attention that would adversely impact our business and affect our ability to add clients, consumer/patients or manage attrition on the platform.

Our ability to offer MediXall products and services may be affected by a variety of U.S. and foreign laws.

The laws relating to the liability of providers of online and mobile marketing services for activities of their users are in their infancy and currently unsettled both within the U.S. and abroad.  Future regulations could affect our ability to provide current or future programming.

We will depend on the services of our executives.

We depend on the services of our executive officers, director and outside contractors. To date we have not entered into any employment agreements with our executives. The loss of the services of any of our executives could materially harm our business. In addition, we do not presently maintain a key-man life insurance policy on any of our officers or directors.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of other key technical and marketing personnel. The loss of key personnel and the process to replace any of our key personnel would involve significant time and expense, may take longer than anticipated and may significantly delay or prevent the achievement of our business objectives.

Failure to properly maintain effective and secure management information systems, update or expand processing capability or develop new capabilities to meet our business needs could result in operational disruptions and possible loss of data critical to our operations.

Our business will depend significantly on effective and secure information systems and the successful application of these continuously emerging technologies. In the future, these systems could support online customer service functions, provider and member administrative functions and support tracking and extensive analyses of medical expenses and outcome data.

These information systems and applications will require continual investment for maintenance, upgrades and enhancement to meet our operational needs and to handle our expansion and growth. Any inability or failure to properly maintain management information systems, successfully update or expand processing capability or develop new capabilities to meet our business needs in a timely manner could result in operational disruptions, loss of existing customers, difficulty in attracting new customers, impairment of the implementation of our growth strategies, delays in settling disputes with customers and providers, regulatory problems, increases in administrative expenses, loss of our ability to produce timely and accurate reports and other adverse consequences. To the extent a failure in maintaining effective information systems occurs, we may need to contract for these services with third-party management companies, which may be on less favorable terms to us and significantly disrupt our operations and information flow. Furthermore, our business requires the secure transmission of confidential information over public networks.  Because of the confidential information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may prove inadequate to prevent security breaches and our business operations and profitability would be adversely affected by cancellation of contracts, loss of members and potential criminal and civil sanctions if security breaches occur.

General economic conditions, industry cycles, financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance.

General economic conditions, industry cycles, financial, business and other factors may affect our operations. If we cannot generate sufficient cash flow from operations in the future, we may, among other things, be required to take one or more of the following actions:

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seek additional financing in the debt or equity markets;

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refinance or restructure all or a portion of our indebtedness;

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sell selected assets;

•

reduce or delay planned capital expenditures; or

•

discontinue operations.

In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, which may prevent us from future expansion and growth in new markets and, thus, negatively affect our business and financial condition.

Risks Related to Our Intellectual Property

If we are unable to prevent unauthorized use or disclosure of our proprietary trade secrets and unpatented know-how, our ability to compete will be harmed.

Proprietary trade secrets, copyrights, trademarks and unpatented know-how are also very important to our business. We will rely on a combination of patents, trade secrets, copyrights, trademarks, confidentiality agreements, and other contractual provisions and technical security measures to protect certain aspects of our intellectual property, especially where we do not believe that patent protection is appropriate or obtainable. We will require our employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also will require our employees and consultants to disclose and assign to us all inventions conceived during the term of their employment or engagement while using our property or which relate to our business; however, these measures may not be adequate to safeguard our proprietary intellectual property and conflicts may, nonetheless, arise regarding ownership of inventions. Such conflicts may lead to the loss or impairment of our intellectual property or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. Our employees, consultants, contractors and other advisors may unintentionally or willfully disclose our confidential information to competitors. In addition, confidentiality agreements may be unenforceable or may not provide an adequate remedy in the event of unauthorized disclosure. Enforcing a claim, that a third party illegally obtained and is using our trade secrets, is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Unauthorized parties may also attempt to copy or reverse-engineer certain aspects of the MediXaid Marketplace platform that we consider proprietary. As a result, third parties attempt to use our proprietary technology or information, and our ability to compete in the market would be adversely affected.

RISKS RELATED TO OUR COMMON STOCK

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTC Markets”). Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in investors having difficulty reselling any shares of our common stock.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock has in the past been a “penny stock” under SEC rules, and our warrants may be subject to the “penny stock” rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock was a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock on a national stock exchange, or maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•

If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

A sale of a substantial number of shares of our common stock may cause the price of the common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. This risk is significant because of concentrated positions of our common stock held by a small group of investors.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock in the future. Any return on investment in our common stock may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock would depend on earnings, financial condition, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends on our common stock, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The ability of our principal stockholders, including our Interim CEO and CFO, to control our business may limit or eliminate minority stockholders’ ability to influence corporate affairs.

The principal holders of our common stock, including TBG, our Interim CEO and our CFO, have approximately 37.2% voting control. Because of their stock ownership, they are in a position to significantly influence membership of our board of directors, as well as all other matters requiring stockholder approval. The interests of our principal stockholders may differ from the interests of other stockholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of other officers and directors and other business decisions. The minority stockholders have no way of overriding decisions made by our principal stockholders. This level of control may also have an adverse impact on the market value of our shares because our principal stockholders may institute or undertake transactions, policies or programs that result in losses may not take any steps to increase our visibility in the financial community and / or may sell sufficient numbers of shares to significantly decrease our price per share.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until year-end 2020. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until such time that the Company is no longer a non-accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

RISKS RELATED TO HEALTHCARE INDUSTRY

The healthcare regulatory and political framework is uncertain and evolving, and we cannot predict the effect that further healthcare reform and other changes in government programs may have on our business, financial condition or results of operations.

Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, the Affordable Care Act, which includes a variety of healthcare reform provisions and requirements that may become effective at varying times through 2022, substantially changes the way healthcare is financed by both governmental and private insurers, and may significantly impact our industry. Further changes to the Affordable Care Act and related healthcare regulation remain under consideration. In addition, current proposals to implement a single payer or “Medicare for all” system in the U.S., if adopted would likely have a material adverse effect on our business. The full impact of recent healthcare reform and other changes in the healthcare industry and in healthcare spending is unknown, and we are unable to predict accurately what effect the Affordable Care Act or other healthcare reform measures that may be adopted in the future will have on our business.

The healthcare industry is rapidly evolving and the market for technology-enabled services that empower healthcare consumers is relatively immature and unproven. If we are not successful in promoting and improving the benefits of our platform, our growth may be limited and our business may be adversely affected.

The market for our products and services is subject to rapid and significant change and competition. The market for technology-enabled services that empower healthcare consumers is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs, existing competition and the entrance of non-traditional competitors. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to the rapidly evolving nature of the healthcare and technology industries and the substantial resources available to our existing and potential competitors. The market for technology-enabled services that empower healthcare consumers is relatively new and unproven, and it is uncertain whether this market will achieve and sustain high levels of demand and market adoption.

Our success depends to a substantial extent on the willingness of consumers to increase their use of technology platforms to manage their healthcare options, the ability of our platform to increase consumer engagement, and our ability to demonstrate the value of our platform to our potential customers. If customers do not recognize or acknowledge the benefits of our platform or our platform does not drive consumer engagement, then the market for our products and services might develop more slowly than we expect, which could adversely affect our operating results. In addition, we have limited insight into trends that might develop and affect our business. We might make errors in predicting and reacting to relevant business, legal and regulatory trends, which could harm our business. If any of these events occur, it could materially adversely affect our business, financial condition or results of operations.

Finally, our competitors may have the ability to devote more financial and operational resources than we can to developing new technologies and services, including services that provide improved operating functionality, and adding features to their existing service offerings. If successful, their development efforts could render our services less desirable, resulting in the loss of our existing customers or a reduction in the fees we earn from our products and services.

Failure to comply with extensive and complex healthcare laws and regulations may have a material adverse effect on our business.

Healthcare is an extremely complex and regulated industry in the U.S. There are many laws and regulations that could have a material effect on our business, including but not limited to, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and federal and state regulations controlling patient, provider and intermediary relationships. We have taken, and will continue to take, precautions to ensure compliance with applicable statutes and regulations; however there is no guarantee we will be success in our efforts, and even an unintentional violation of law could have a material adverse effect on our operations and business.

We are subject to privacy regulations regarding the access, use and disclosure of personally identifiable information. If we or any of our third-party vendors experience a breach of personally identifiable information, it could result in substantial financial and reputational harm, including possible criminal and civil penalties.

State and federal laws and regulations govern the collection, dissemination, access and use of personally identifiable information, including HIPAA and HITECH, which govern the treatment of protected health information, and the Gramm-Leach Bliley Act, which governs the treatment of nonpublic personal information. Privacy regulation has become a priority issue in many states, including California, which in 2018 enacted the California Consumer Privacy Act broadly regulating the sale of California residents’ personal information and providing California residents with various rights to access and delete data. In the provision of services to our customers, we and our third-party vendors may collect, access, use, maintain and transmit personally identifiable information in ways that are subject to many of these laws and regulations. Although we have implemented measures to comply with privacy laws, rules and regulations, we may experience data privacy incidents. Any unauthorized disclosure of personally identifiable information experienced by us or our third-party vendors could result in substantial financial and reputational harm, including possible criminal and civil penalties. In many cases, we are subject to HIPAA and other privacy regulations because we are a business associate providing services to covered entities; as a result, the covered entities direct HIPAA compliance matters in the event of a security breach, which complicates our ability to address harm caused by the breach. Additionally, we may be required to report breaches to partners, regulators, state attorney generals, and impacted individuals depending on the severity of the breach, our role, legal requirements and contractual obligations. Continued compliance with current and potential new privacy laws, rules and regulations and meeting consumer expectations with respect to the control of personal data in a rapidly changing technology environment could result in higher compliance and technology costs for us.

Although we do not provide medical care, we could be a party to medical malpractice claims, which could have a material adverse effect on our business.

We do not provide medical care. Rather, we help connect consumers and employers to providers of medical care, products and services. However, we could be a party to lawsuits related to the service we provide, and that could include risk of medical malpractice claims which could increase our insurance premiums, expose us to legal defense cost, and/or impact the brand of the Company, which could lead to a reduction in the number of customers we have and could have a material adverse effect on our revenues and profits.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

Our common stock is quoted on the OTCQB under the symbol “MDXL.” The shares registered for resale in this prospectus being offered by the Selling Stockholders will be sold at a fixed price of $2.00 for the duration of this offering. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the Selling Stockholders.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Securities

Our common stock is currently quoted on the OTCQB under the symbol “MDXL.”

The following table sets forth the high and low bid quotations of our common stock for each of the periods presented below, as reported by the OTC Markets:

	High	Low

Fiscal Year Ending December 31, 2019:
First Quarter	$4.00	$1.50
Second Quarter	$2.90	$1.40
Third Quarter (1)	$2.10	$1.99

Fiscal Year Ended December 31, 2018
First Quarter	$3.00	$2.25
Second Quarter	$3.00	$2.50
Third Quarter	$3.25	$2.28
Fourth Quarter	$3.00	$2.25

Fiscal Year Ended December 31, 2017
First Quarter	$1.58	$0.75
Second Quarter	$1.95	$1.20
Third Quarter	$3.05	$1.95
Fourth Quarter	$3.50	$2.10

———————

(1)

Reflects transactions reported through November 1, 2019.

On November 1, 2019, the closing price of our common stock was $1.99 per share. As of November 1, 2019, 75,708,722 shares of common stock were outstanding.

Holders

As of November 1, 2019, 75,708,722 shares of common stock were issued and outstanding, held by approximately 783 stockholders of record (this number does not include stockholders who hold their stock through brokers, banks and other nominees).

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. The transfer agent’s address is 6725 Via Austin Parkway, Suite 300, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

Dividend Policy

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

•	We would not be able to pay our debts as they become due in the usual course of business; or
•

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

DESCRIPTION OF BUSINESS

Business Overview

MediXall Group, Inc. (hereinafter “MediXall,” “we,” “us,” “our” or the “Company”) seeks to make shopping for specific healthcare services as simple and easy as booking a flight & hotel online through our online platform at MediXall.com (the “MediXall Platform”).  The information contained on this website or that can be accessed through this website neither constitutes part of this prospectus nor is incorporated by reference herein.

Our mission is to use the MediXall Platform to deliver products and services that are focused on improving communication, providing better technology and support services and enabling more efficient, cost-effective healthcare for the consumer.

We currently have two active wholly owned subsidiaries through which we operate our business:

1.

MediXall.com, Inc.; and

2.

MediXall Finance Group.

MediXall.com is our healthcare marketplace and is designed to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The MediXall.com platform is all about making it easier for consumers to learn, decide, and pay for healthcare, without intruding on the important relationship with trusted doctors. To accomplish this, MediXall has created a unified online environment that can connect physicians and service providers to patients, and payers to the physicians and service providers, across all healthcare settings.

Our patient-facing platform, MediXall.com, allows consumers to search for the treatment they need, find out how much it will cost them, schedule the appointment, pay for the service, and follow up as needed – all in one place. Our provider facing platform, the MediXall Patient Experience helps providers embrace the continued consumerization of healthcare, by enabling them to engage consumers with the level of price transparency and digital convenience that they have come to expect in every other aspect of their lives. We also seek to address the needs of payers to manage their healthcare costs through the MediXall Partner Portal, in which employers and other third-party payors can access MediXall’s affordable healthcare services, such as discounted laboratory services.

MediXall Finance Group will seek to acquire, or partner with owners of healthcare inventions to create mutually beneficial agreements that generate revenue using patented intellectual property.  Over the past twelve months, MediXall Finance Group has entered into several strategic partnerships to offer financial products to MediXall Provider Network members, seeking to assist them in developing their businesses and client/patient relationships.

We seek to generate revenues from the MediXall Platform from fees charged to providers for the use of the technology.  We also aim to earn revenue from subscription and services primarily from sales of subscriptions and additional features for the MediXall Platform.  We also seek to earn revenue from revenue share arrangements with third-party payment processors and lenders on transactions between MediXall Provider Network members who utilize our financing solutions and their consumers.  Additionally, MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services.

Summary of Significant Business Operations to Date

Thus far, we have taken and also plan to take the following significant steps in our business operations.  However, there can be no assurance that our planned activities can occur as planned or at all.

a.

Started bringing together a top-notch internal development team.  With the opportunities and growth trajectory that we believe are available to the Company, it is important for MediXall.com to have a team capable of making critical product development decisions daily in order to maintain speed. We believe that speed to market is a critical factor in success and as such, we have started to build what we believe to be a high-quality internal development team within the MediXall organization.

b.

Started building a high-quality internal marketing team. With all the complexities in healthcare, as well as the everchanging environment in healthcare, it is important that the Company is able to tell the MediXall story in a way that resonates with our desired audience and emphasizes our value. To ensure consistent messaging, accelerate the Company’s visibility and build credibility for the MediXall brand, we started building what we believe to be a high-quality internal marketing team.

c.

Strategic Advisory Board. Over the past year, we had the opportunity to meet and engage Benjamin Frosch, Dr. Steven Gass, and Dr. Howard Braverman to join the MediXall Strategic Advisory Board. These additions provided us with insight on the inner workings of the healthcare market as well as access to top C-Level executives in many of the most prominent healthcare companies.

d.

Developed MediXall Healthcare Ecosystem seeking to take advantage of new technologies. We developed the Healthcare Ecosystem, as further detailed below, and continue seeking to develop, through the MediXall Platform, as a dynamic distribution platform that we believe can attract and support new generations of healthcare technologies and services, delivering innovative solutions that we believe can benefit MediXall, our clients, and the healthcare industry as a whole.

e.

Designed the build out of MediXall’s underlying technology to be highly scalable & flexible. We believe that MediXall’s underlying technology is a highly scalable, integrated, application program interface or API-driven technology platform. The platform has been built to accommodate the seamless and quick introduction of new services and products that we have introduced, such as vision, dental, behavioral health, dermatology, wellness services, medical tourism services, and other services that are currently in the development stages.

f.

Aimed to reduce the provider acquisition cost model. We have developed a company-wide strategy and implemented internal processes that we believe significantly reduce the cost and time to acquire healthcare providers. With this strategy, we have engaged some of the leading healthcare networks to alleviate the time and cost to enter new markets, and in turn believe we have created a significant barrier to entry for potential competitors.

g.

Full Launch of MediXall.com throughout the state of Florida. Our first full release of the MediXall Platform, which went live in September 2018, is focused on imaging procedures, which includes MRI, CT, PET, X-rays, ultrasound, mammogram scans and more.

h.

We believe that we have validated MediXall’s ability to attract end-users through a successful beta launch. Through the beta launch of MediXall.com in South Florida during the first half of 2018, we believe that were able to successfully implement and refine our acquisition and engagement strategy to attract and convert both providers and consumers into active MediXall.com users.

i.

We believe that we have created a new potentially high-margin revenue stream for the Company. MediXall entered a partnership to join the first PPO network for a comprehensive behavioral health program as well as a solution to combat the nationwide opioid and polysubstance use epidemic. For self-insured employers, as well as companies in the commercial group health and the workers’ compensation insurance sectors, the network will ensure strict protocols for evaluation and treatment, complete monitoring and tracking of prescription and lab results, and transparency between results and patient claims. As a result of the relationships built while participating in this total network solution, we believe will have opportunities to offer custom programs to third party payers, that will include a variety of MediXall’s other services.

j.

Launched MediXallRx for MediXall users to search and save on prescriptions. MediXallRX is a free tool available on the MediXall Platform to search and compare prescription drug prices and receive savings of up to 75% on both generic and brand prescription medications. MediXallRX is accepted nationwide at more than 60,000 participating pharmacies.

k.

MediXall Finance Group entered several partnerships to enhance financial product offerings. MediXall Finance Group has entered into several strategic partnerships to offer financial products to MediXall Provider Network members, to assist them in developing their businesses and client/patient relationships.

l.

Built our Imaging Service Provider Network. We entered into a strategic partnership with the nation’s leading specialty network for diagnostic radiology, CoreChoice. This partnership provided the Company with access to more than 22,000 fully-credentialed radiology providers and facilities throughout all 50 states.

m.

Built our Laboratory Services Network through partnership with a leading lab. MediXall entered into a partnership and negotiated discounted pricing with Quest Diagnostics that we believe will allow us to launch a national laboratory testing services program to MediXall.com users in the  fourth quarter of 2019. However, there can be no assurance that the foregoing can occur as planned or at all. In addition to competitive prices, users will have the convenience of having access to 2,200 Quest patient screening centers (PSCs) nationwide.

n.

Launching two new specialties throughout the state of Florida in the fourth quarter of 2019. Over the third quarter of 2019, we have been preparing the expansion of MediXall.com into the eye care and the laboratory testing services arena.

o.

Partnerships with Health Systems in Florida creates opportunity to expand further into the global medical tourism market. Initially rolling out MediXall Global Solutions to Canadian patients looking for imaging services in the US in the third quarter, we have already started creating relationships and partnerships with multiple leading Health Systems in Florida, with the intention of expanding the service to offer a variety of treatments to patients around the world.

Our Market Opportunity

We believe that favorable macro-economic trends, in combination with the expansion of our capabilities, present significant opportunities for on-demand and consumer driven healthcare to address the most pressing, universal healthcare challenges through solutions, such as ours.

Barriers and inefficiencies in healthcare systems around the world present market participants with major global challenges such as:

•

consumers lack sufficient access to high quality, cost effective healthcare at appropriate sites of care, while bearing an increasing share of costs;

•

employers and health plans lack effective solutions that reduce costs while enhancing healthcare access for beneficiaries;

•

providers lack flexibility to increase productivity by delivering healthcare on their own terms.

Traditional market participants are therefore increasingly unable to effectively and efficiently receive, deliver or administer healthcare.  At the same time, the emergence of technology platforms solving massive structural challenges in other industries has highlighted the need for similar solutions in healthcare. We believe there is a significant opportunity to solve these challenges through an online solution, such as ours, that matches consumer demand and physician supply in real-time, while offering health plans and employers an attractive, cost-effective healthcare alternative for their beneficiaries. We believe that MediXall.com offers a solution to address these challenges.

Rising Healthcare Costs.  Healthcare spending, overall, is very high in the United States, and growing. From 2005 to 2016, health care spending in the United States tripled. In 2016, it reached nearly $3.4 trillion, up 4.8% from 2015. About 11% of that $3.4 trillion spent on health care was paid for directly by consumers through out-of-pocket costs, which was about $352 billion. That makes healthcare one of the country’s largest industries, equaling approximately 17.8% of gross domestic product (“GDP”). In comparison, health care costs were $27.2 billion in 1960, just 5% of GDP. That translates to an annual health care cost of $10,348 per person in 2016 versus just $146 per person in 1960. Health care costs have risen faster than annual income. According to The Centers for Medicare and Medicaid Services (CMS), U.S. health care spending is projected to reach nearly $5.5 trillion by 2025, a full 20% of GDP.  Furthermore, the average insurance premium for consumers has risen 19% over the past five years, to $7,000 for single coverage in 2017, and to nearly $19,000 for family coverage, according to the Kaiser Family Foundation. However, only 80% of health insurance premiums go towards paying for service, while the other 20% is lost in administrative overhead. Oftentimes healthcare providers go unpaid for months, or longer — causing ever increasing costs.  Despite employers paying about three quarters of their workers’ premiums, according to the Society for Human Resource Management, individual workers’ health costs have gone up as well. In addition to premium increases, their out-of-pocket costs, which include what they spend for deductibles, co-pays and co-insurance, have risen too. Between 2005 and 2015 average out-of-pocket costs grew 66%, or more than twice the growth rate in wages during that period, according to Kaiser.

Wasteful spending amidst rising costs in U.S. healthcare system. Research cited by the National Academy of Medicine estimates that 30% of U.S. healthcare spending is wasteful, implying more than $1 trillion of wasteful healthcare spending in 2018. Examples of waste include failure to adhere to best care practices and lack of care coordination, which leads to unnecessary readmissions and inappropriate levels of care delivery. Wasteful spending includes significant variation among providers in the cost and quality of similar care from provider to provider and market to market that is not explained by geography alone and also includes overtreatment, which is testing and care that is not medically beneficial. Additionally, the healthcare system has many inefficient processes that are manual, complex, frequently changing and time consuming, are prone to error, costly and require undue amounts of clinicians’ and other professionals’ time. In addition, improper payments, according to the Office of Management and Budget, have represented approximately 10% of all Medicare and Medicaid payments since 2015. Such improper payments and fraudulent billing create costly and labor-intensive follow-up. According to the Center for Medicare & Medicaid Services (“CMS”), U.S. healthcare spending is expected to grow from $3.6 trillion in 2018, or 18% of U.S. gross domestic product, to $6.0 trillion, or approximately 19% of U.S. gross domestic product, in 2027. This implies that healthcare spending is increasing at a 5.6% annual growth rate, or 3.2% higher than expected inflation over the same period. Given the significant and lasting financial burden of ongoing rising costs and wasteful spending on society, both governmental and commercial payers and providers are increasingly focused on reducing costs attributable to administrative complexity and errors, excessive manual labor, and uncoordinated, unproductive, ineffective care whose value is not well determined or communicated. As a result, we expect continued strong demand for solutions that can aid in reducing waste, improve efficiency and help ensure delivery of clinically appropriate, value-based care.

While the U.S. leads the world in medical research and biotech breakthroughs, it also has the world’s costliest care system. About a third of $3.6 trillion in annual spending is wasted —lost in paperwork, unnecessary procedures, lack of coordination, and other inefficiencies. That all translates into rising insurance premiums and higher deductibles. We believe that the proliferation of high deductible health plans we are seeing today marks the beginning of the return of the individual health care consumer. Before a patient reaches and exceeds their insurance deductible, a patient shopping for an MRI, a strep test, or just about anything else, will act just like any other customer shopping in the market for any other good or service. For any purchase before hitting the deductible, the patient is “paying with their own money,” and will be price sensitive, therefore willing to shop around among different providers of the same medical service.

Increasing consumerism in healthcare. As patients pay an ever-growing share of their healthcare costs, they are increasingly demanding higher quality care, increased cost transparency, shared decision making and convenience. A survey by Software Advice showed that more than 70% of patients use online reviews as the first step to search for a new physician. As such, patient experience and satisfaction are becoming important priorities for providers as they compete to attract and retain new patients. Moreover, healthcare providers are increasingly becoming more patient- centric due to increased competition and development of more targeted technologies. We believe the healthcare industry has significantly lagged behind other consumer-centric industries, such as retail, banking and entertainment. We believe that technology can enable patients to assume greater control of their own health, and research has shown that activated, engaged patients have better health experiences and better outcomes.

Consumerism has entered the healthcare industry with force. Consumers have become the fastest-growing payer of healthcare services. As with any purchase, the more you pay, the more you expect in return. As out-of-pocket healthcare costs balloon, consumers demand more from healthcare organizations. After decades of consumer-averse thinking and less-than-exceptional experiences, consumers have grown sick and tired of an industry meant to keep them well. Once an afterthought in a system built around physicians and payers, consumers are now better informed, less patient, and laser-focused on quality and cost. Having cut their teeth on experiences with a broad range of industries, consumers now come to healthcare with great expectations.

Increasing patient financial responsibility in healthcare. The unsustainable levels of spending on healthcare and extreme inefficiencies in the system have driven an increased focus by employers and health plans to control healthcare expenditures. As these healthcare expenditures continue to rise, employers and health systems have shifted more of the cost to patients through increased cost sharing and the use of high-deductible health plans.  According to the Kaiser Family Foundation, the average annual deductible for single covered workers increased more than $400 over the past five years, from $1,135 in 2013 to $1,573 in 2018, and enrollment in high- deductible health plans reached 46% market share of the total health plan market in the first half of 2018 according to the National Center for Health Statistics. These trends have resulted in significant increases in out-of-pocket patient spending, which CMS expects to total $586 billion by 2027. The emergence of the patient as a major payer of healthcare is a dramatic shift in the industry payment landscape, which has historically been between the insurer and healthcare provider organization. We believe that healthcare provider organizations have had ineffective channels to communicate and transact directly with patients, and traditional approaches have lacked personalization and data- driven analysis. Increases in patient financial responsibility require provider staff to obtain payment from the patient before and after the point of care, tasks that are best accomplished with more automated registration, billing and collection workflows, as well as patient-centric payment options. Against this backdrop, patients have historically struggled to understand their bills. According to a McKinsey & Company analysis, by some estimates, healthcare provider organizations collect only half of patient balances after initial visit, which contributes to incremental financial pressure.

With the advent of the Affordable Care Act, the dominant type of health insurance sold through the insurance exchanges became a HDHP with a savings option. In one sense, this is a return to the early days of health insurance when indemnity plans covered hospitalization and little else, while patients paid out-of-pocket for doctor visits and routine care. Under the HDHP design, patients pick up the first $5,000 or $10,000 of medical expenses and, other than certain wellness and screening benefits, the insurance doesn’t kick in until costs go above the threshold. This plan design has had the effect of re-introducing a supply-and-demand mechanism into a market that has operated for many years outside the sphere of common economics.

Patients Becoming Price-Conscious Participants and Seeking Convenient Care

Patients struggle to bear the high costs of health care in the United States by paying increasingly expensive insurance premiums, which can only serve as a cap on a family’s exposure to ﬁnancial ruin. Because of high annual deductibles, most patient’s day to day care is still paid out of pocket. As a result of increasing healthcare costs patients go without insurance entirely, thinking their healthcare needs would not justify the expense of an insurance premium. Oliver Wyman found that enrollment in the healthcare exchanges decreased by 22% in 2016 and 2017. This population, often young and too well off to qualify for government-funded welfare programs like Medicaid, therefore neglect going to the doctor for routine visits. This represents a loss both for patients and providers. Today, more Americans are insured for catastrophic medical expenses. This is good news, because it will surely mean fewer medical bankruptcies and fewer defaults on big hospital bills. But more Americans are paying for routine medical care—even care that is pricey compared to a weekly paycheck. This means providers may have a tough time with smaller collections. It also means that the consumer has a vested interest in getting good value for the healthcare dollar. Since costs such as a doctor’s visits and many other routine visits are paid out of pocket, price comparison is increasingly important. Currently, consumers suffer from a lack of transparency, trust, and a general inability to systematically access the best health care at the most affordable price. While the internet has increased the amount of information available to health care consumers, many self-pay consumer purchases are a result of chance, haphazard decision making, procrastination, and poor information.

Moreover, many Healthcare Providers have not thought about what they would charge a cash-pay patient who pays up-front at the time of service. As a result, the self-pay consumer pays the health care provider at the provider’s ‘Usual and Customary Rate’, which on average is 40% more than what insurance companies pay for their insured members. This discount represents one of the largest advantages of the insurance model.

Prices for a given procedure vary widely, however, within a town, state, country—without necessarily any real difference in the quality of outcomes as well. Researchers for a Health Care Cost Institute study found the national average price for 242 common services—everything from lab tests and X-rays to more extensive procedures like hip replacements and angioplasties—varied extensively across states as well as within metropolitan areas. For example, in Cleveland, the average price paid for a pregnancy ultrasound was $522. But just 60 miles away in Canton, Ohio, the average price was $183, according to the study.

We believe that the emphasis on value from a consumer’s perspective has the potential to shake up the delivery of medical care. Why would a consumer choose to pay $3,500 for an MRI if he or she can get it for $500 at a radiology center? A hospital may feel that a state-of-the-art MRI machine that delivers the highest- quality diagnostic image is a better value, but we believe that the consumer will likely prefer a lower cost option if the image is “good enough.”

Cost is not the only issue for today’s busy healthcare consumer. Convenience is also a factor in choosing where to go for care. Why would someone with the ﬂu wait three days to see his or her primary care physician if he or she can get a walk-in appointment at an urgent care center? The patient/physician relationship is no longer an exclusive one. Today’s consumer is inclined to see his or her primary care physician as a partner in long-term health monitoring but will seek care for minor ailments in the most convenient setting.

The Provider’s Perspective

For health care providers, offering services to insured patients is complicated, costly and fraught with delays. As indicated above, providers customarily discount their services by an average of 40% as a result of the insurance companies’ bargaining positioning. Moreover, providers often must wait for months before a claim is reviewed and approved by insurance companies and they receive payment. Finally, providers must write off a large percentage of their billings due to unpaid co-pays, deductible, co-insurance, disputed billing, and other situations.

According to many providers, the wait time for payment from an insurance provider is 27-90 days on average from the time of service. The administrative burdens and payment delays often increase when government programs like Medicare and Medicaid are involved.

Illinois, for example, has more than $5 billion dollars in unpaid state health insurance and $2 billion dollars in unpaid Medicaid bills to healthcare providers who in many cases have waited years to be reimbursed. The situation is so bad that many providers opt not to deal with Medicaid, turning away those most in need because they cannot afford to provide services for free.  Approximately 50% of providers make this tough decision.

These administrative costs overburden providers as well as insurance companies. Approximately 80% of a healthcare insurance premium goes directly to actual medical services, on average. The remaining 20% goes to administrative costs of the insurance company.

These difficulties have led to a sharp increase of providers abandoning insurance companies in favor of cash only, concierge medicine, and other alternative business models. Many providers, however, cannot afford to completely replace their business model, which is what is often necessary to make the transition proﬁtable.

Employers as Healthcare Payors

Today, approximately 90% of employed, non-elderly, non-poor Americans receive their healthcare benefits through their employers. Within this group, 20% subscribe to a HDHP with a Flexible Spending Account (FSA) and Health Savings Account (HSA). Approximately 50% of employers offer such plans and the numbers are growing at an impressive rate; Health Maintenance Organizations (HMOs), Preferred Provider Organizations (PPOs), and Point-of-Service (POS) plans are all in decline; HDHPs with a savings option increased market share an astonishing 17% between 2006 and 2014. We believe that there is every reason to expect them to continue their stratospheric rate of growth.

Healthcare Process is Due for a Change

Twenty-five years ago, half of every dollar spent on healthcare in the United States went to a hospital for inpatient care. But things have changed a lot since then, and the hospital is no longer the focal point of care that it once was. For a variety of reasons, medical care is delivered today in all kinds of settings: outpatient facilities, clinics, pharmacies and grocery stores, by phone and Internet—just to name a few. Society has changed. Habits have changed. Expectations have changed. People are now used to looking up information on their smartphones and getting immediate answers to their questions. They have become accustomed to comparison-shopping online for hotels, airfares, and all kinds of consumer goods. They check the internet to find out who does the best plumbing work. They order toilet paper from the internet and get it delivered in 48 hours.

Healthcare is not immune to these trends. Patients can buy cell phone apps that perform EKGs, monitor heart rates, or check blood glucose levels. Healthcare providers that are measured on patient satisfaction can no longer take 48 hours to deliver the results of a blood test or biopsy, and physicians cannot expect patients to accept what they say without a thorough explanation and many follow-up questions. In the very near future, we believe that providers will not be able to attract patients if they try to obscure information about costs and quality.

In fact, similar to how they may search for online ratings and reviews of hotels, restaurants, and handymen, today’s healthcare consumers have tools at their fingertips that make it easier to search, compare, and assess healthcare providers. Healthgrades and Yelp, two well-known and popular user-review websites, offer consumers the opportunity to share their experience, satisfaction, and the quality of individual providers and their facilities. In today’s evolving healthcare environment, we believe that presenting people with the opportunity to comparison shop for health services creates a new and essential level of transparency.

Description of Our Products and Services

Seeking to take advantage of this market opportunity, we have structured the Company into two active wholly owned subsidiaries:  (1) MediXall.com, Inc. which is the MediXall Platform and (2) the MediXall Finance Group, which will seek to acquire, or partner with owners of superior healthcare inventions to create mutually beneficial  agreements  that  generate  revenue  using  patented intellectual property.

MediXall.com, Inc.

In a world empowered by price transparency and real-time patient centered decision support at the time of care, electronic ordering, and roundtrip patient monitoring and reminders, we believe MediXall can remove the complexity, decision fatigue, and confusion facing the average patient every day in the US healthcare system. We are seeking to position MediXall.com to become the standard of care for ordering better value, more affordable health care services across types of procedures and the nation for years to come.

Innovators in other industries have solved access, cost and quality inefficiencies through the implementation of technology platforms and business models that deliver products and services on-demand and create new economies by connecting and empowering both consumers and businesses. We have taken the same approach in seeking to solve the pervasive access, cost and quality challenges facing the current healthcare system in the United States.

Because of the complexity and fragmentations of the industry, online marketplaces such as WebMD and ZocDoc have seen remarkable success within the U.S. digital healthcare market. Generally accepted as a forum with potential to reduce inefficiencies and increase transparency, the online marketplace is a free-market environment, utilizing the power of competition to empower the consumer as it reduces inefficiencies and increases transparencies. As a result, we designed MediXall.com as a new generation healthcare marketplace seeking to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. By using the platform, we believe that consumers will find shopping for specific healthcare services as simple and easy as booking a flight & hotel through the internet.

We believe that people want to have the same kind of technology in the doctor’s office that they are using to manage everything else in their lives, whether it’s using an app to  book a  dinner reservation, check in for a flight from their phone, or manage their finances. We also believe that doctors want to give their patients this kind of automated, digital experience but have been challenged with software that’s payer-centric, not patient-centric.

That is why MediXall.com's online experience was designed to mirror e-commerce and online booking sites found in other markets, providing users with ratings/reviews, transparent pricing, and comparative shopping.  With MediXall, consumers can search and compare most medical, dental and wellness services based on all-in cash price, location/distance, ratings & availability, and select the best value according to their personal preferences.  For providers, MediXall’s technology seeks to offer a new tool to engage their patients with the level of price transparency and digital convenience that they have come to expect in every other aspect of their lives.

We believe that MediXall’s underlying technology is a highly scalable, integrated, application program interface or API-driven technology platform. The platform has been built to accommodate the seamless and quick introduction of new services and products that we have introduced, such as vision, dental, behavioral health, dermatology, wellness services, medical tourism services, and other services that are currently in the development stages.

The mission of MediXall.com is to enable consumer focused healthcare through transparency, personalization and simplicity. At MediXall, we understand that healthcare is complex as well as personal, which is why we are focused on putting the consumer at the center of everything we do. MediXall’s platform is all about making it easier for consumers to learn, decide, and pay for healthcare, without intruding on the important relationship with trusted doctors. With our tools, people can search for the treatment they need, find out how much it will cost them, schedule the appointment, pay for the service, and follow up as needed – all in one place.

Imagine that as soon as a physician identified a need (e.g., an MRI of the knee), they pulled up a list of options, and based on their patient’s insurance benefits, provided them with the options that best fit their coverage situation. Or, if the doctor gave their patient options to pay up front at a pre-negotiated discounted price (with the purchase being able to be applied to their deductible); and, if the patient has already met their deductible, allow them to book an appointment and use their insurance to receive some type of financial benefit. A step further, what if the patient could compare different options and schedule/pay for that visit before they left their physician’s office or be able to book the appointment in the comfort of their home while using either a computer or phone? That’s what we seek to provide with MediXall.com

To accomplish our mission, management recognizes the importance of our market segmentation, and therefore, has identified and developed technology around 3 discrete channels on the MediXall Platform, under which we deliver our products and services.  Our patient facing platform on the MediXall Platform can be used by consumers to manage their healthcare and wellness activities and relationships with multiple MediXall providers, using a unified account with a single login. Our tool for physicians on the MediXall Platform, the MediXall Patient Experience seeks to act as a tool for physicians to share the cost and location of upcoming care options.  We also seek to address the needs of payers on the on the MediXall Platform, by providing the MediXall Partner Portal in which employers and other third-party payors can access to our discounted laboratory services.  Combined, these three channels and associated technology are the foundation for our Healthcare Ecosystem.

Direct to Consumer – MediXall.com

MediXall.com is our consumer-facing platform that consumers can use to manage their healthcare and wellness activities and relationships with multiple MediXall providers, using a unified account with a single login and ability to store multiple credit cards or payment methods. Consumers can discover local healthcare wellness services using a geo-located map function, view service and appointment descriptions, schedules and real-time availability, read practitioner biographies and user reviews written by consumers who have actually received the service, and then book and pay for their desired services in a few taps from their desktop or mobile devices. Through their MediXall.com dashboard, consumers can also receive appointment reminders, receive real-time updates regarding changes in available appointments, and access their account profile to review their completed appointments and payment history.

To make shopping online for healthcare user-friendly, MediXall created a simplified layer of terminology on top of complex medical coding and technical procedure definitions. In addition to simplifying the names of procedures, we also include all of the most common services involved in a procedure (e.g., facility fees, physician fees, and more), which means no more multiple bills.

Behind the scenes, we believe that the best way to help patients is to help doctors, so MediXall negotiates discounted prices directly with providers in exchange for timely reimbursement and reduced collections administration. When a patient prepays for their out-of-pocket service online, that provider receives payment in a timely fashion, and they can therefore offer discounted prices in exchange for relief from collection billing. Doctors and their staff can focus on caring for their patients, instead of chasing down payments.

The familiar e-commerce shopping experience in the MediXall.com marketplace means that patients have easily accessible price information for procedures they can purchase with a click of a button. When the purchase is complete, patients receive a voucher to present at their appointment.

On MediXall.com, consumers can find healthcare providers and book appointments in just a few easy steps:

1.

Log onto MediXall.com

2.

Search for the medical, dental, or wellness services they need

3.

Compare providers and prices

4.

Book their appointment

5.

Payments are made when appointment is completed

On MediXall.com, we have also launched MediXallRx for MediXall.com users to search and save on prescriptions – MediXallRX is a free tool to search and compare prescription drug prices and receive savings of up to 75% on both generic and brand prescription medications. Accepted nationwide at more than 60,000 participating pharmacies.

Physician Directed – MediXall Patient Experience

MediXall Patient Experience on the MediXall Platform aims to help providers embrace the continued consumerization of healthcare, placing a greater emphasis on improving the patient experience. Most studies show that price transparency tools have little effect on patient shopping, in part, because patients rarely use them. From ordering diagnostic tests, recommending treatments and making referrals, providers direct most of our nation’s healthcare spending. Given that providers’ treatment and referral decisions drive a vast majority of healthcare spending, the Company made it a priority to enlist providers as critical partners in facilitating high-value care.

In turn, this led to the development of MediXall Patient Experience on the MediXall Platform to act as a tool for physicians to share the cost and location of upcoming care options, enabling patients to discover locations, pricing, and availability for options of which the doctor was unaware. We believe that this system empowers patients to take control of their healthcare by showing options personalized for each self-pay and underinsured patient, how much it will cost, where the patient lives, and more. With our MediXall Platform, we believe that unsupported patient searches for the right specialist or lab that accepts their insurance will be a thing of the past.

Here's a familiar scenario: A patient goes to a primary care physician for a chronic injury, and the doctor recommends an imaging center for a MRI scan. The patient receives a slip of paper with a scribbled name of the specialist and assumes responsibility for the referral appointment.

What happens next in the patient referral process isn't always predictable. The patient might actually visit the imaging center. Or, the slip of paper might get buried on the kitchen counter. Perhaps the patient finds the specialist is out of network and skips the appointment. Meanwhile, the office that recommended the imaging center has no way to track the referral's progress.

Converting a referral to a scheduled appointment is a challenging process. Patients don’t follow up, appointments are missed, and staff lose track with many patients dropping out along the way. Based on a 2018 Referral Survey Report, approximately 33% of patients do not follow-up with the specialist to whom they are referred. While 40% of patients that follow through with a referral never follow-up with the referring physician after the care is initially provided.

MediXall Patient Experience's technology aims to turn that situation from a passive process into an active one. The software looks at patient referral components in real time – such as cost, quality or location, depending on the situation -- enabling patients to discover and book cheaper & more convenient options of which the doctor was unaware. In addition to helping patients book their initial imaging appointment, the MediXall Patient Experience Portal automatically follows up with patients to confirm and monitor that they have taken next steps, which alleviates this added responsibility for the Primary Care physician’s office staff. With this innovative portal, we believe that healthcare providers can decrease patients’ out-of-pocket expenses, streamline referrals, and improve the patient-physician relationship by facilitating conversations about cost and value. Although competitors exist, they only offer self-service transparency tools to the patient or transaction processing to physicians and are thus, we believe, massively underutilized.

Enterprise Channel (Employer Benefits) – MediXall Partner Portal

U.S. health care spending was forecasted to total approximately $3.6 trillion in 2018, with $1.24 trillion in 2018 of this amount to be paid by U.S. employers, according to the Centers for Medicare and Medicaid Services, or CMS. In addition, according to AFLAC, 73% of employees don’t fully understand their benefits and as a result, we believe that many times they are not making good health decisions. MediXall believes there is a significant opportunity to offer a comprehensive, technology-based solution to reduce the massive waste and inefficiencies associated with the approximately $1.24 trillion that employers spent on health care in the United States in 2018. By combining innovations in software and services delivery models and consumer-oriented web and mobile products with deep health care domain knowledge and a consumer-healthcare platform, MediXall believes it is well positioned to play a central role in dramatically improving the efficiency of the U.S. health care system.

With this opportunity, we have developed the MediXall Partner Portal seeking to offer third party payers a new standard of care for ordering better value, more affordable health care services across all types of procedures. MediXall will leverage this portal to work with third party payors that include but is not limited to:

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Large self-insured employers

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Third party administrators

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Insurance companies

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Workers comp companies

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Provider networks

For example, employers sometimes test for drugs of abuse to determine an individual's employability and his or her “fitness for duty.” Factors such as the general economy and job market can impact the utilization of drugs-of-abuse testing. Employers also are investing in health and wellness services. We seek to meet their needs by providing the MediXall partner portal in which employers and other third-party payors can access our discounted laboratory services, through the Quest Diagnostics network of 2,200 patient screening centers (PSCs) nationwide. These services help employers, employees and others manage healthcare costs and capitalize on trends in personalized health.

We seek to grow our employer business through offering new and innovative programs to help them with their goals of (1) maintaining a safe and productive workplace, (2) improving healthcare for employees and (3) lowering healthcare costs for employees and employers.

We developed the MediXall healthcare ecosystem seeking to identify opportunities in the market and seamlessly integrate innovative solutions that will benefit MediXall, our clients, and the healthcare industry as a whole.

MediXall Healthcare Ecosystem

MediXall’s mission for its healthcare ecosystem is to create a dynamic distribution platform through the MediXall Platform that attracts and supports new generations of healthcare technologies and services, delivering innovative solutions that help our provider network clients optimize their financial and operational performance. Management has developed three strategic goals for its healthcare ecosystem - the network, the marketplace, and the strategic partner ecosystem.

The Network – Seeding the Supply Side

Since inception MediXall’s first strategic goal was centered around building a robust MediXall Provider Network, which includes licensed and certified diagnostic centers, medical services, medical product providers and physician practices.  Management believes that building the MediXall Provider Network is key to expanding MediXall’s reach, as it creates access to a growing network of credentialed service providers, fully vetted suppliers, medical facilities and diagnostic centers.

We believe that this can lead to MediXall’s portfolio of products and services the opportunity to become the preferred resource of ancillary services to healthcare providers that participate in its provider network, as well as to other healthcare providers, physician groups, testing facilities, nursing homes and hospitals. Furthermore, MediXall’s integrated network of providers seeks to offer leverage to substantially accelerate distribution for future products and services that MediXall brings to market.

To facilitate the development of the MediXall Provider Network, MediXall has started to tap into robust national networks of specialty specific providers. We believe that this allow us to significantly lower the costs to grow the supply side of our marketplace.

Imaging Services

The first area we entered was diagnostic radiology.  We believe that we can scale up transparency by initially targeting imaging centers as the beneficiaries of referrals. For them, we believe that MediXall.com represents a new marketing channel and much lower cost. To accomplish this, we entered into a strategic partnership with CoreChoice, Inc., the nation’s leading specialty network for diagnostic radiology, neurodiagnostic testing, and interventional pain management, aimed at increasing consumer access to high quality and low cost specialty care services for the self-pay and underinsured market across the country.

Founded in 2009, CoreChoice combines the talents and expertise of medical, technology, and insurance industry professionals to provide a new level of radiology, neurodiagnostic, and interventional pain management network service. CoreChoice maintains a comprehensive network of freestanding facilities in all 50 states, the District of Colombia and Puerto Rico. Self-pay and Underinsured consumers, via MediXall.com, can now access the depth and breadth of the CoreChoice radiology network; which includes highly specialized services such as open and closed Magnetic Resonance Imaging (MRI) Scans, Computerized Axial Tomography (CT) Scans, Mammography, Sonography, X-Ray, Nuclear Medicine, Bone Density, and Positron Emission Tomography (PET/CT).

With over 22,000 radiology providers and facilities in the CoreChoice network, we believe that the partnership can result in one of the nation’s largest networks of affordable, high quality providers – offering consumers an unprecedented opportunity to compare radiology service providers across the country based on a best all-in cash price, location/distance, ratings, & availability, and select the best value according to personal preferences.

Working with MediXall Group, CoreChoice will offer providers in its network access to MediXall.com. This will give MediXall access to fully credentialed facilities across all 50 states. From an operational standpoint, management believes this partnership accelerates the development of MediXall Provider Network by 2 to 3 years, as we continue to drive expansion in Florida and begin our nationwide roll-out.  However, there can be no assurance that the foregoing can occur as planned, or at all.

Our relationship with CoreChoice, allowed us to make some major adjustments to the way the platform serves our customers, specifically in regard to accepting payments on the platform, as well as more real-time scheduling interfaces. Ultimately, we believe that taking the time to do this extra step allowed the development teams to focus on optimizing the interface and functionality, greatly improving the healthcare shopping experience for our users.

The foregoing robust improvements to the MediXall.com functionality and additional strategic partnerships, prepared us for the launch of MediXall.com throughout Florida last year. Our first full release focused on imaging procedures, which includes MRI, CT, PET, X-rays, ultrasound, mammogram scans and more. In addition, we are working with the marketing teams of these Imaging Centers to leverage and tap into their robust Referral Networks. As we continue to build out the broader based MediXall Provider Network, we believe that the initial imaging centers on MediXall.com will allow us to rapidly acquire the patient/ consumer population as users through referrals from local primary care and specialty care providers throughout Florida.

Our growth strategy for MediXall.com is to expand outward from the current base of Florida to major cities with strong coverage by the CoreChoice network.  We believe that this will allow us to accelerate expansion and fill in the provider network with minimal effort and cost, which allows us to focus our resources on marketing to the consumer and technology development. Beyond Florida, we expect to expand to Texas, concentrating on 4 regions, Dallas-Fort Worth, Houston, San Antonio, Austin and El Paso. Moreover, we anticipate expanding on a West-Southwest strategy covering New Mexico, Arizona, Washington State, Colorado, Oregon, and Nevada, as well as pick up high density areas in Pennsylvania, New York, Massachusetts, Delaware, Illinois, Ohio and Indiana. However, there can be no assurance that the foregoing can occur as planned, or at all.

Laboratory Services

Lab testing is an integral part of the patient health care experience, as physicians rely on timely and accurate results to make important diagnostic and treatment decisions. To streamline the clinical laboratory test ordering process for physicians and help to lower the costs for patients as well as employers, MediXall entered into a partnership and negotiated discounted pricing with Quest Diagnostics that we believe will allow us to launch a national laboratory testing services program to MediXall.com users in fourth quarter of 2019. This new program will offer custom health screening lab tests panels and profiles, which are groups of tests that are routinely ordered to determine a person's general health status, as well as discounted pricing for the MediXall.com platform.

The laboratory testing panels include, but are not limited to male and female specific panels, organ- specific panels and cancer marker panels. Moreover, MediXall.com will offer toxicology panels for urine drug testing and confirmations and different hormone panels as well. By launching MediXall.com clinical laboratory testing services and the associated MediXall patient experience and MediXall partner portal program, the platform seeks to provide a seamless ordering experience for patients and physicians to search, compare, and order affordable pre-curated panels or design custom lab test orders for their patients.

Adding more choices to our lab network will benefit MediXall users because an expanded network can mean quicker and easier access to the lab of their choice. The increased access will also reduce the number of ‘out of network’ claims which will lower costs on using Quest Diagnostics as the preferred nonurgent lab services provider for employees.

Along with saving money, there are additional advantages to ordering laboratory testing with MediXall. Through the MediXall partners portal, employers have access to one of the nation’s largest laboratories in Quest Diagnostics, a variety of biometric screening options, and unique health improvement solutions.

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Access to one of the largest laboratory networks trusted by physicians: Quest Diagnostics serves 50% of hospitals and physicians in the U.S., so the results users receive as part of their screening are likely to be recognized by physicians as clinical and actionable.

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Offsite screening capability: Participants have access to 2,200 patient screening centers (PSCs) nationwide, including locations in Walmart and Safeway stores, where they can complete their biometric screening at their convenience. While many screening providers also offer remote screening options, Quest being the screening provider and the lab provides quicker results and comparable pricing to onsite screenings. Additionally, one third of American adults use PSCs annually for physician-ordered blood work, so the PSC experience is likely to be familiar and comfortable for participants.

Behavioral Health & Substance Abuse Partnership

We had the opportunity to position MediXall.com and the MediXall partner portal in front of the third-party payors market, which includes many commercial group health plans as well as self-insured employers. To accelerate entry into this market, MediXall entered into a partnership to form the first PPO network for a comprehensive behavioral health program as well as a solution to combat the nationwide opioid and polysubstance use epidemic.

The true impact of behavioral health is often under-identified by organizations that provide healthcare benefits. The reality is that individuals with unaddressed behavioral health conditions that worsen chronic medical comorbidities cost health plans and employers a disproportionate amount of money.

When considering behavioral health-related costs, many organizations have historically only looked at direct treatment costs–usually behavioral claims. In fact, for the members we seek to engage our solution, costs associated with behavioral health treatment represent a small portion of their overall healthcare claims, while the medical costs are significant.

According to the U.S. Census Bureau in 2018, there were over 280 million people in the U.S. covered by various private managed care programs, including preferred provider organizations (PPOs), health maintenance organizations (HMOs), self-insured employers and managed Medicare/Medicaid programs. Each year, based on our analysis, approximately 1.9% of commercial plan members will have a substance dependence diagnosis, and that figure may be lesser or greater for specific payors depending on the health plan demographics and location. A smaller, high-cost subset of this population drives the majority of the claims costs for the overall substance dependent population. For commercial members with substance dependence and a total annual claims cost of at least $7,500, the average annual per member claims cost is $30,000, compared with an average of $3,250 for a commercial non-substance dependent member, according to our research.

We believe that tackling the opioid crisis requires coordination across health plans, provider networks, PBMs, pharmacies, providers, employers, and many other constituents. This is a complex problem that goes beyond what any one group can influence.  As a result of MediXall’s technology and affordable prices, MediXall has partnered with CoreChoice, MINES and Associates, and LifeWIRE Group to create a national PPO network for a comprehensive behavioral health program as well as a solution to combat the nationwide opioid and polysubstance use epidemic. The network contains 24,000 providers nationwide consisting of inpatient treatment centers, outpatient treatment centers, physicians, behavioral health specialists, and labs.  This integrative network is contracted with aggressive discounts ranging between 50-80% off billed charges and can be set up based on each specific client’s needs and protocols. Combined with our partnership with Quest Diagnostics and the discounted pricing we negotiated, MediXall seeks to provide exceptional quality testing products and service at the lowest price point to clients that participate in the network. Additionally, the program is designed to service the commercial group health and the workers’ compensation insurance sectors.

For self-insured employers, as well as companies in the commercial group health and the workers’ compensation insurance sectors, the network will seek to ensure strict protocols for evaluation and treatment, complete monitoring and tracking of prescription and lab results, and transparency between results and patient claims. This is planned to include treatment for patients who are addicted to opioids, stimulants, central nervous system depressants, alcohol, illicit substances, as well as other prescription and over-the-counter drugs. As many of these patients also have underlying behavioral health issues, the network will also seek to be able to provide treatment for depression, anxiety, stress, post-traumatic stress disorders, detoxification and other related problems.

As a result of the relationships built in this behavioral health network, we believe that we will have opportunities to offer custom programs to third party payers, that will include a variety of MediXall’s other services.

The reality is that healthcare costs for employees who misuse prescription drugs are three times the costs for an average employee. According to the National Council on Alcoholism and Drug Abuse, the cost of addiction to employers is $81 billion each year. This includes the time lost and low production of the worker, sick leave used as well as hiring and training replacement workers and paying for injuries that resulted from alcoholism and addiction.

We believe that MediXall’s technology being utilized in this partnership validates the need for MediXall.com’s discounted and transparent pricing. In addition to creating and activating a potential new high-margin revenue stream for MediXall.com, we believe that participating in this total network solution will position MediXall.com and the MediXall partner portal in front of many commercial group health plans as well as self-insured employers. However, there can be no assurance that the foregoing can occur as planned, or at all.

Vision Care

MediXall strategically selected vision care as the company’s first entry into a direct to consumer vertical.

Helping spearhead the efforts to bring vision services to MediXall.com is MediXall Advisory Board member, Dr. Howard J. Braverman. His distinguished career of more than 40 years in the eye care industry includes practicing optometry in Florida for more than 28 years, as well as serving as the President of the American Optometric Association.  Most notably, he was the National Vision Director for Humana’s Employer Group Segment.

Under the direction Dr. Braverman, MediXall.com has its foot in the door with a vast network of optometrists and eye care professionals, with the Company already starting to build relationships and discuss future partnership opportunities with organizations such  as  regional and national optometric association and national optometry provider networks. However, there can be no assurance that the Company can enter into any such partnership opportunities in the future as planned or at all.

By entering into the vision space, we believe that MediXall.com now has the opportunity to reach and help more patients than ever. MediXall Vision seeks to offer upfront, transparent pricing for both consumers and physicians. The program seeks to enable patients to search for optometrists in a convenient location and compare the costs of initial eye exam fees, with plans to add eyewear and lenses in the future. In turn, pre-paid appointments eliminate the need for billing and invoicing insurance companies and helps doctors receive hassle-free payments.

With the direct to consumer nature of vision services, we will be able to replicate the model at an accelerated speed for other high-demand direct to consumer services, such as dental.

The Marketplace

The second goal after building the provider network, was to develop the foundational technology for MediXall.com, which would act as the central portal for the MediXall Provider Network, consumer/patients, and many of the products and services we plan to have under the MediXall umbrella.

Our vision for the MediXall Platform’s prominence in the healthcare marketplace is to create a unified online environment that connects physicians and caregivers to patients, and payers to the caregivers, across all healthcare settings. Starting with pricing transparency, and leveraging the just-in-time service delivery model, we intend to expand our service offerings to enable smarter care and empower the customer/patient at virtually every point of the healthcare continuum; whether organically, through acquisitions, or through integration with our strategic partners’ solutions. As we expand the healthcare ecosystem, we believe that the MediXall healthcare marketplace will facilitate such transformation in the future of healthcare by offering community connectivity, interoperability, data analytics, and consumer engagement features and functionality.

The Strategic Partner Ecosystem

The third strategic goal was to create an integrated healthcare partner ecosystem that would enhance the operations of the healthcare providers, offering patients the tools and services that would allow them to take control of their own healthcare. It is Management’s prime directive to provide high-quality integrated services, encompassing a broad range of functionality and information, acting as a liaison between providers, patients and payers. We believe that an ecosystem of strategic partners who extend the value of our platform in powerful ways is currently occurring. These developers and partners have built healthcare apps, devices, and technology enabled services aimed at improving the quality of healthcare, empowering the patient, and lowering the cost of health delivery. In response to the enthusiastic welcome for healthcare pricing transparency from the healthcare providers that have become Early Adopters of the MediXall Provider Network so far, our team began to ask what more we could do to support our practitioners in building their practices. Many expressed a need for better access to patient information, better ways to increase attendance to appointments, and financial services to support both patient procedures and practice growth and operations. As part of our MediXall business model, we are selecting what we believe to be the highest quality and most effective products and services to add to our Healthcare Ecosystem that will seek to address these needs, while at the same time aiming to help MediXall Provider Network members increase their net margins and keep more of their revenue, as well as assist in reducing their business operations burden.

We believe that MediXall’s underlying technology is a highly scalable, integrated, application program interface or API-driven technology platform.

We plan to integrate with our technology partners, enabled by our application programming interface, or API, through which we will grant access to approved developers and partners. We believe that the opportunities and technology provided by our partners enhance the power of our marketplace and contribute to the attractiveness and critical position of the MediXall Platform within the healthcare ecosystem.

Furthermore, we believe that the strategic partnerships MediXall is planning on entering in, will ultimately help to accelerate the Company’s mergers and acquisitions pipeline and lower any risk for potential acquisition targets.

MediXall Finance Group

MediXall Finance Group, a wholly owned subsidiary of MediXall Group, Inc., has developed a model seeking to address the problems associated with the current state of Healthcare seeking to enable consumers to find a “best match” for their healthcare-related needs and associated products. MediXall Finance Group will seek to acquire, or partner with owners of superior healthcare inventions to create mutually beneficial agreements that generate revenue  using and leasing patented intellectual property.

MediXall Finance Group will function to identify investment and acquisition opportunities in the market and seek to seamlessly integrate innovative solutions that will benefit MediXall, our clients, and the healthcare industry as a whole.

Key Focus Areas for MediXall Finance Group include:

Innovative Healthcare Solutions – Solutions to assist physicians, hospitals, and health systems, as well as government and private sector payers, to better manage treatment outcomes through patient-centered wellness principles, centered on improving both the quality of care and providing the right care cost-effectively.

Wellness – A rapidly growing trend in health care is wellness – Preventing disease from occurring in the first place. A patient’s genetic predisposition to certain disease states such as blood clotting, cardiovascular disease, or how dietary fats are metabolized can drive health choices leading to improved health.

With MediXall.com’s underlying technology being built as a highly scalable, integrated, application program interface or API-driven technology platform, MediXall Finance Group believes it can significantly increase MediXall.com’s service offering through additional investments and acquisitions targeting healthcare practice management services such as:

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Acquisition and Engagement Services

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Billing, Financing & Collections

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Payment Processing

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Referral Management

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Legal & Accounting Services

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Telehealth Services

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Cloud & IT Services

Our Value Proposition

We are focused on creating a better, more engaging healthcare experience for patients, healthcare provider organizations and employers through transparency, personalization and simplicity. We believe millions of healthcare providers around the world are looking for a simple, efficient and reliable way to manage their operations, specifically their patient discovery & acquisition operation. Management tasks are generally time consuming, preventing providers from focusing on delivering their core services. This results in a loss of revenue-generating opportunities, lower client satisfaction and lower client retention. We developed the MediXall.com platform seeking to enable these providers to focus on delivering high-quality care to patients. Through our integrated cloud- based platform, we believe that we enable providers to maximize staff efficiency, increase patient volume, increase their revenue, and publicize their practice – all in a cost-effective manner. We also plan to offer advanced marketing and client retention capabilities to help practices acquire and retain their clients, and analytics capabilities to help them improve their practice and plan for the future. At the same time, we aim to offer consumers a single platform to discover, evaluate and book healthcare services. We seek to provide convenient “one-stop-shop” access to our providers’ medical services and products, with plans to add additional specialties to include all of the following general categories, but not limited to:

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Physician services including cosmetic and wellness services;

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Dental services

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Diagnostic services including MRI, MRA, CT Scan, Stress Tests, sonograms and ultrasounds;

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Laboratory services;

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Vision care services;

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Behavioral health services

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Pharmacies, pharmaceuticals and formularies; medical supplies, medical equipment; and,

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Home healthcare services.

In addition, reviews on our platform can only be written by consumers who have actually participated in a class or used a service. As a result, we believe that consumers have access credible reviews that provide a basis for informed decisions. We believe that the net effect of the vendor-competitive model of the MediXall.com platform empowers consumers to control their healthcare based on a combination of availability, quality, location, price and convenience. We believe our solutions provide a unique value proposition that is differentiated from what is offered by the traditional healthcare system.

Our Customers

Value Proposition for Consumers

We believe that consumers lack the necessary facts to make intelligent decisions about the quantity and quality of what they are purchasing in terms of healthcare.  As costs continue increase skyward, this crucial information, especially price transparency, is what consumers are now demanding.

We believe that the proliferation of high deductible health plans marks the beginning of the return of the individual health care consumer. It is our belief that before a patient reaches and exceeds their insurance deductible, a patient shopping for an MRI, a strep test, or just about anything else, will act just like any other customer shopping in the market for any other good or service. For any purchase before hitting the deductible, the patient is “paying with their own money,” and will be price sensitive, therefore willing to shop around among different providers of the same medical service.

Seeking to put the power back in the consumers’ hands, MediXall created the MediXall healthcare marketplace with a cash paying customer forefront in our design. MediXall offers two value-added services to consumers shopping for medical procedures. First, the Company works with each of the providers in the MediXall Network, so that they offer consumers a transparent all-in cash price.  Second, beyond the prices, MediXall seeks to ensure that providers offer consumers details on what the listed service includes so that they pay one price and one price only, which is not always the case when dealing directly with providers.

Benefits for Consumers

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Find affordable medical care. Even if a consumer is uninsured or has a high deductible health plan, with MediXall consumers can potentially save money without sacrificing quality medical care.

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Know medical costs upfront. Consumers will know the cost of your medical care before receiving the bill. That means no unwelcome surprises when it’s time to pay!

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Skip the hassle of insurance companies. When billing through insurance, consumers may have to call several times to ask about coverage, costs, and find out exactly what they’re paying for. With MediXall’s transparency, consumers will find affordable medical care without the stress of an insurance company.

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Receive customized offers tailored to the consumers specific needs. When a consumer submits a request for medical services, they will receive competitive offers from qualified providers who can meet their medical needs.

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Compare services, qualifications, and bids to find the best provider or facility for the consumer. Consumers don’t have to rely on any third party to choose a provider. In the MediXall healthcare marketplace, the patient is in control.

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Book appointment with ease. With MediXall, consumers can search for doctors, dentists, and other medical/dental services; and book appointments based on cost, distance, ratings and availability at the click of a button.

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Engagement in care. By leveraging the power of self-service and providing individualized, flexible scheduling solutions, we engage patients early in their healthcare journey and empower them to be more active in their care decisions.

Value proposition for healthcare provider organizations

For healthcare providers, oﬀering services to insured patients can be complicated, costly and fraught with delays and providers customarily discount their services by an average of 40% as a result of the insurance companies’ bargaining positioning. Additionally, providers often must wait for months before a claim is reviewed and approved by insurance companies. Finally, providers must write oﬀ a large percentage of their billings due to unpaid co-pays, deductibles, co-insurance, disputed billing, and other situations. According to many providers, the wait time for payment from an insurance provider is 27-90 days on average from the time of service. The administrative burdens and payment delays often increase when government programs like Medicare and Medicaid are involved.

These difficulties have led to a sharp increase of providers abandoning insurance companies in favor of cash only, concierge medicine, and other alternative business models. Many providers, however, cannot afford to completely replace their business model, which is what is often necessary to make the shift proﬁtable.

We believe millions of healthcare providers around the world are looking for a simple, efficient and reliable way to manage their operations, specifically their patient discovery & acquisition operation. Management tasks are generally time consuming, preventing providers from focusing on delivering their core services. This results in a loss of revenue-generating opportunities, lower client satisfaction and lower client retention. We developed the MediXall.com seeking to enable these providers to focus on delivering high-quality care to patients. Through our integrated cloud-based platform, we aim to enable providers to easily maximize staff efficiency, increase patient volume, increase their revenue, and publicize their practice – all in a cost-effective manner. We also plan to offer advanced marketing and client retention capabilities to help practices acquire and retain their clients, and analytics capabilities to help them improve their practice and plan for the future.

Benefits to Healthcare Providers:

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Attract high-quality cash-paying patients. MediXall seeks to match high-quality cash-paying patients that are well suited for a provider’s practice, while decreasing cancellation and no-show rates. With cash-paying patients, providers will get paid right away instead of having to wait for insurance companies to review and approve claims.

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Improve Consumer Experience. With MediXall, providers can engage consumers with the level of price transparency and digital convenience that they have come to expect in every other aspect of their lives.

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Reduced Overhead. MediXall’s integrated cloud-based platform for the healthcare industry helps providers simplify the way they run their businesses. With MediXall everything is automated, so providers spend less resources scheduling appointments and dealing with billing.

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Managed for Providers. MediXall aims to assist with growing the provider’s practice, so providers can focus on delivering exceptional patient experiences. All MediXall Provider Network members have access to a growing toolkit of support services for establishing and growing their practice.

Sales & Marketing

MediXall.com has carried out minimal consumer marketing to date and has been focused on increasing the number of providers on its platform so as to attract consumers to the platform by providing a choice of locations, availability and pricing. Our plan is to lead the wide scale roll-out of its services by commencing marketing activities to attract consumers to providers listed MediXall.com using time-based discount incentives at no cost to the customer.

We seek to deploy a direct sales approach driven by an inside sales team based in Ft. Lauderdale, Florida. Our sales team qualifies and manages prospective and current MediXall Network Providers, aiming to initiate, retain, and expand their use of our platform over time. Our sales team partners with the technology team to provide consultation and product demonstration to prospects to accelerate the onboarding of new subscribers. As we begin the roll out of the MediXall.com to employers, we intend to develop and expand a field sales team responsible for discovery, qualification, and account management for larger organizations.

Our marketing efforts are focused on generating awareness of our platform, creating sales leads, establishing and promoting our brand, and cultivating a community of successful and vocal healthcare providers and consumers. We utilize both online and offline marketing initiatives, including search engine and email marketing, online display and print advertising, participation in trade shows, events and conferences, permission marketing, social media and media outreach, and strategic partnerships and endorsements.

Customer and Consumer Services and Support

We believe that many medical & dental practice owners, as well as other healthcare and wellness business owners are not technical experts and that they bear an enormous responsibility to successfully run their businesses day in and day out. Therefore, we aim to provide end-to-end customer support, including full profile data conversion and import, live onboarding and technical support via telephone, email, and screen sharing; in-software self-service tools; advanced professional services; and educational events. In addition, we also have a dedicated support team that is focused on ensuring that registered MediXall.com users are having the best possible experience.

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Customer Onboarding. We typically onboard new customers with live training sessions delivered via telephone and web conference. These trainings are supplemented by self- service setup checklists, online help materials and webinars.

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Customer Success. To identify opportunities for greater adoption of our products and services and to further help our customers be more successful on our platform, we engage with them to better understand their business goals and objectives; provide targeted education about relevant features, products and services as well as business best practices; and develop a recommended success plan with periodic outreach to check in on their progress.

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Ongoing Customer Support. Inclusive with being a member of the MediXall Provider Network, we offer customer service and support via phone, chat, emails and self-help knowledge centers. All customer service and support is provided by our in-house personnel who are invested in MediXall’s core values and closely connected to our Product, Technology and Experience team.

Revenue Model

Our revenue model is comprised of four primary components:

Technology Fees. Revenue we expect to earn from providers for the use of the technology, once a patient requests the appointment from that specific provider. This is a flat fee, in which all providers pay outstanding fees on a monthly basis to MediXall.

Subscription and Services. With the Company soft-launching MediXall.com throughout Florida, early-adopter providers can join the platform for one year at no cost. During this time, the provider is only subject to technology fees as they accrue. We are leveraging this Provider user base and associated data to refine the app, identify what works and what does not work and offer enhancements and upgrades for Subscription fees. As we begin the broader-based market rollout of the MediXall.com, we expect subscription and services revenue will be generated primarily from sales of subscriptions and additional features for the platform. We expect most of subscription fees to be prepaid by subscribers on a monthly basis via a credit card and, to a lesser extent, billed to subscribers on an annual or quarterly basis.

Financing Revenue. A revenue center currently generating revenue is MediXall Finance Group, which has a growing lineup of institutional and private lenders. We expect to earn financing revenue from revenue share arrangements with third-party payment processors and lenders on transactions between MediXall Provider Network members who utilize our financing solutions and their consumers. Financing solutions offered to the MediXall Provider Network include: 1) Patient financing for healthcare practitioners to offer their patients the option to receive care when they need it, and to make payments over time, 2) Cosmetic and elective procedure financing through practitioners, 3) Commercial financing for practice expansion, equipment purchases and leases, and 4) Medical accounts receivable financing. We expect our financing revenue to increase both in absolute dollars and as a percentage of total revenue as we add new providers who utilize our financing solutions, as existing providers and consumers increase the volume of transactions that they process through our financing solutions, and as our aggregate volume of financing transactions reduces our related costs and increases margins.

Partner Product and Services. MediXall Provider Network members can choose to enter into a separate contract with MediXall technology partners to purchase additional features and functionalities, as well as other products and services. We receive a revenue share from these arrangements from our technology partners, which is recorded when earned. Additionally, we intend to develop the MediXall.com API, which will create a revenue stream from API platform partners for subscriber site access, data query, and consumer bookings.

Strategic Focus

Deployment Strategy

MediXall is currently launching throughout the Florida region and are currently working with CoreChoice to onboard their diagnostic radiology centers to MediXall.com. In addition, we are working with the marketing teams of these imaging centers to leverage and tap into their robust referral networks. As we continue to build out the broader based MediXall Provider Network, we believe that the initial imaging centers on MediXall.com will allow us to rapidly acquire the patient/consumer population as users through referrals from local primary care and specialty care providers throughout Florida.

With this first release, MediXall.com will act as tool for physicians to share the cost and location of upcoming care options, enabling patients to discover locations, pricing, and availability for these options of which the doctor was unaware and utilize potentially better but certainly cheaper and more convenient options. This tool will decrease patients’ out-of-pocket expenses, streamline referrals, and improve patient-physician rapport by cultivating a salient dialogue about cost and value. Although competitors exist, they only offer self-service transparency tools to the patient or transaction processing to physicians and are thus massively underutilized.

Our growth strategy for MediXall.com is to expand outward from the current base of Florida to major cities with strong coverage by the CoreChoice network. We believe that this allow us to accelerate expansion and fill in the provider network with minimal effort and cost, which allows us to focus our resources on marketing to the consumer and technology development.  Beyond Florida, we expect to expand to Texas, concentrating on 4 regions, Dallas-Fort Worth, Houston, San Antonio, Austin and El Paso. Moreover, we anticipate expanding on a West-Southwest strategy covering New Mexico, Arizona, Washington State, Colorado, Oregon, and Nevada, as well as pick up high density areas in Pennsylvania, New York, Massachusetts, Delaware, Illinois, Ohio and Indiana.

As the platform enters the marketplace, we will be looking to integrate MediXall.com with an electronic health record (EHR) platform. Such an integration will be the first of what we believe will be many such integrations of the MediXall.com to other leading EHR and medical practice management platforms. Although the MediXall.com will continue to be available as a stand-alone subscription directly via the internet, we believe that integration with other medical platforms substantially accelerates the power and effectiveness of the platform.

Onboarding and Quality Assurance

MediXall is committed to promoting the highest level of quality care for its users. In support of this commitment, practitioners who join the MediXall Provider Network must undergo a rigorous process called credentialing in order to be able to provide services through MediXall.com.

Once a health provider has requested to join our marketplace, we conduct a full credentialing process that evaluates the qualifications and practice history of a health provider. Credentialing involves many steps, which ensure that providers meet our stringent standards and are capable of providing MediXall users with the quality of care they have come to expect. Once a provider’s participation application is received, we verify the qualifications and practice history of a health provider. This information includes, but not limited to:

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All medical and postgraduate training

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Board certification in the provider’s area of specialty

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Current licensure

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Any sanctions against the provider's license

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Malpractice coverage

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Malpractice history, work history, medical history

If the provider passes all of these checks, the application is then forwarded to the MediXall Credentialing Committee for review. This committee includes healthcare providers from our provider network, along with providers from within the community. Providers who are approved by this committee become MediXall preferred providers and can begin providing services through our Healthcare Marketplace Platform.

Credentialing is a lengthy, but necessary, process to ensure that our users have access to quality healthcare providers. We expect to be capable of providing ownership disclosure on nearly all Providers. Meanwhile, the consumer on the buying side of the transaction will be protected by their aforementioned “rolling encryption, uniquely coded profile and member identification for each user.”

Regulatory Environment

Participants in the health care industry are required to comply with extensive and complex laws and regulations in the United States at the federal and state levels as well as applicable international laws. Although many regulatory and governmental requirements do not directly apply to our business, our customers are required to comply with a variety of laws, and we may be affected by these laws as a result of our contractual obligations. Similarly, there are a number of legislative proposals in the Unites States, both at the federal and state level, which could impose new obligations in areas affecting our business. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives.

Healthcare Reform

Our business could be affected by changes in health care laws, including without limitation, the Patient Protection and Affordable Care Act (the “ACA”), which was enacted in March 2010. The ACA has changed how health care services are covered, delivered and reimbursed through expanded coverage of individuals, changes in Medicare program spending and insurance market reforms. Ongoing government and legislative initiatives may bring about other changes.

While most of the provisions of the ACA and other health care reform legislation will not be directly applicable to us, they may affect the business of many of our customers, which may in turn affect our business. Although we are unable to predict with any reasonable certainty or otherwise quantify the likely impact of the ACA, any amendment or repeal of the ACA, or other health care reform on our business model, financial condition, or results of operations, negative changes in the business of our customers and the number of individuals they insure may negatively impact our business.

Requirements Regarding the Privacy and Security of Personal Information

U.S.- HIPAA and Other Privacy and Security Requirements.   There are many U.S. federal and state laws and regulations related to the privacy and security of personal health information. Additionally , regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (collectively, HIPAA”), establishes privacy and security standards that limit the use and disclosure of protected health information and require the implementation of administrative, physical and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Any health plan customers, as well as health care clearinghouses and certain providers with which we may have or may establish business relationships, are covered entities that are regulated under HIPAA. The Health Information Technology for Economic and Clinical Health Act (“HITECH”), which became effective on February 17, 2010, significantly expanded HIPAA’s privacy and security requirements. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” who are independent contractors or agents of covered entities that create, receive, maintain, or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Under HIPAA and our contractual agreements with our customers, we are considered a “business associate” to our customers and thus are directly subject to HIPAA’s privacy and security standards. In order to provide our covered entity customers with services that involve the use or disclosure of protected health information, HIPAA requires our customers to enter into business associate agreements with it. Such agreements must, among other things, require us to:

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limit how we will use and disclose the protected health information;

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implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

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enter into similar agreements with our agents and subcontractors that have access to the information;

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report security incidents, breaches and other inappropriate uses or disclosures of the information; and

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assist the customer in question with certain duties under the privacy standards.

In addition to HIPAA regulations, we may be subject to other state and federal privacy laws, including laws that prohibit unfair or deceptive practices and laws that place specific requirements on use of data. Such state laws can be similar to or even more protective than HIPAA, in which case we must comply with the more stringent law. As a result, it may be necessary to modify our planned operations in order to ensure we are in compliance with the stricter state laws.

Data Protection and Breaches. In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of individuals’ personal information. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA, we must report breaches of unsecured protected health information to our contractual partners within 60 days of discovery of the breach. Notification must also be made to HHS and, in certain circumstances involving large breaches, to the media. Under the GDPR, the data controller is required to report personal data breaches to the supervisory authority within 72 hours of discovery of the breach.

We have implemented and maintained physical, technical and administrative safeguards intended to protect all personal data, and have processes in place to assist it in complying with all applicable laws, regulations and contractual requirements regarding the protection of these data and properly responding to any security breaches or incidents. However, we cannot be sure that these safeguards are adequate to protect all personal data or to assist us in complying with all applicable laws and regulations regarding the privacy and security of personal data and responding to any security breaches or incidents. Furthermore, in many cases, applicable state laws, including breach notification requirements, are not preempted by the HIPAA privacy and security standards and are subject to interpretation by various courts and other governmental authorities, thereby complicating our compliance efforts. Additionally, state and federal laws regarding deceptive practices may apply to public assurances we give to individuals about the security of services we provide on behalf of our contractual customers.

Other Healthcare Regulations

In addition to data privacy laws, our operations and arrangements with healthcare professionals, clients, and third-party payors may subject us to various federal and state healthcare laws and regulations, including without limitation fraud and abuse laws, such as the federal Anti-Kickback Statute; civil and criminal false claims laws; physician transparency laws; and state laws regarding the corporate practice of medicine and fee-splitting prohibitions. These laws may impact, among other things, our sales and marketing operations, and our interactions with healthcare professionals. We continually monitor legislative, regulatory and judicial developments related to licensure and engagement arrangements with professionals; however, new agency interpretations, federal or state legislation or regulations, or judicial decisions could require us to change how we operate, may increase our costs of services and could have a material adverse impact on our business, results of operations or financial condition.

Other Requirements. In addition to HIPAA, numerous other U.S. state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and health care provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information. In many cases, these state laws are not preempted by the HIPAA privacy standards and may be subject to interpretation by various courts and other governmental authorities. Further, Congress and a number of states have considered or are considering prohibitions or limitations on the disclosure of medical or other information to individuals or entities located outside of the United States.

Corporate History

MediXall Group, Inc. (formerly Continental Rail Corp.) was incorporated under the laws of the State of Nevada on December 21, 1998 under the name IP Gate, Inc. In December 2002, IP Gate, Inc. merged with Action Stocks, Inc. In June 2003, Action Stocks, Inc. merged with Classic Health Systems Inc. and changed its name to Specialized Home Medical Services, Inc. Specialized Home Medical Services changed its name to IGSM Group, Inc. (“IGSM”) in April 2007. In December 2012, the Company contracted the services of TBG, which assisted with restructuring the Company into a short-line and regional freight railroad holding company. In June 2013, IGSM acquired all of the outstanding stock of Transportation Management Services, Inc. in exchange for the issuance of 1,500,000 shares of preferred IGSM stock. IGSM changed its name to Continental Rail Corp. in July 2013.

On June 19, 2015, the Company entered into an agreement with Continental Rail, LLC (“LLC”) and the Series A Preferred Shareholders of the Company. The Company was actively seeking to secure financing for the purchase of the Delta Southern Railroad (“Delta”), a Class III short-line railroad headquartered in Tallulah, Louisiana. Delta was subsequently purchased by Golden Gate Capital (“Golden Gate”), a private equity firm in San Francisco, California. Golden Gate decided that it was in its best interest to utilize the railroad operations management skills of certain Preferred Shareholders of the Company to manage the daily operations of Delta (“the Manager”). By the terms of the Agreement, however the Delta Manager cannot be owned (more than 10%) or controlled by a public company. Consequently, the LLC was organized by the Preferred Shareholders as the vehicle to manage Delta and satisfy the conditions set forth in the agreement. In conjunction with this transaction the Company received a 10% interest in the LLC and the preferred shareholders returned their preferred shares to the Company for cancelation.

On June 24, 2016, the Company entered into a share exchange agreement with TBG pursuant to which the Company exchanged 100% of its membership interest in the LLC in exchange for 1,000,000 shares of the Company held by TBG. The 1,000,000 shares were cancelled.

On November 22, 2016, Continental Rail Corp. effected a 1-for-15 reverse stock split of the Company’s issued and outstanding common stock. On December 13, 2016, the Company effected a share exchange and reorganization (the “Merger”) with IHL of Florida, Inc., incorporated in April 2016 and under common control with the Company. Pursuant to the Merger, IHL shareholders transferred to the Company all their issued and outstanding shares of capital stock. In exchange, the Company agreed to issue 41,131,000 shares of common stock to IHL shareholders, including 18,599,750 shares issued to common control parties and 264,894 shares of Series A Preferred Stock, all issued to common control parties, and convertible into 24,900,000 shares of common stock. The share issuances represent approximately 94.1% of the total issued and outstanding shares of common stock of the Company post-closing. As a result, the Company (i) became the 100% parent of IHL; (ii) assumed the operations of IHL; and (iii) changed its name from Continental Rail Corp. to MediXall Group, Inc. The Merger was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. The consolidated financial statements include both entities’ full results since the inception of IHL in April 2016.

Prior to the Merger, on July 8, 2016, IHL entered into a Share Exchange Agreement with MediXall, Inc. MediXall, Inc. had no material operations prior to the share exchange which resulted in the acquisition of $2,200 of debt and no assets or revenue generating activities.

Employees

As of November 1, 2019, we had 14 full-time employees. None of our employees is represented by a union. We consider our relations with our employees to be good.

Legal Proceedings

In January 2014, we were named as a co-defendant in a civil law proceeding in Broward County, Florida. The complaint alleges a contract dispute between our major shareholders and various parties that are unrelated to MediXall. The plaintiffs alleged MediXall engaged in a breach of fiduciary duty, tortious interference with business relations and a fraudulent transfer of assets. Management plans a vigorous defense and believes there is no basis for these allegations. Management is also exploring possible counterclaims against the plaintiffs. Our legal counsel has opined that an unfavorable outcome of this case is deemed remote and any possible loss is deemed immaterial. No accrual has been reflected on the consolidated financial statements regarding this matter.

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. Except as set forth herein, to the knowledge of our management, there are no legal proceedings currently pending against us which we believe would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

We do not own any real property. We lease office space at 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, pursuant to the terms of a commercial office lease providing for rental payments of $6,200 per month. The office space is leased from R3 Accounting, LLC (“R3 Accounting”) is on a month-to-month basis. R3 Accounting is owned by our Chief Financial Officer, Timothy Hart. We believe that this facility is adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the results of operations and financial condition of MediXall and its subsidiaries. The MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements included elsewhere in this prospectus.

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Overview

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with high-quality healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out.

MediXall seeks to revolutionize the medical industry by improving communication; providing better technology and support services; and enabling more efficient, cost-effective healthcare for the consumer. By approaching the healthcare ecosystem as a whole, MediXall seeks to create, invest and incubate companies that embody its mission statement.

Going Concern

We have incurred net losses of $11.6 million since inception through June 30, 2019. The report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2018 contains an explanatory paragraph regarding our ability to continue as a going concern based upon the fact that we are dependent upon our ability to increase revenues along with raising additional external capital as needed. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances we will be successful in our efforts to generate revenues or report profitable operations or to continue as a going concern, in which event investors would lose their entire investment in our company.

Results of Operations

Three Month Period Ended June 30, 2019 Compared to the Three Month Period Ended June 30, 2018

Revenue

We have nominal revenue for the three month periods ended June 30, 2019 and 2018.

Operating Expenses

A summary of our operating expense for the three month periods ended June 30, 2019 and 2018 follows:

	Three Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
Operating expense
Professional fees	$118,979	$52,341	$66,638
Professional fees – related party	37,550	30,000	7,550
Management fee – related party	120,000	75,000	45,000
Personnel related expenses	302,270	355,570	(53,300)
Other selling, general, and administrative	92,680	104,326	(11,646)
Total operating expense	$671,479	$617,237	$54,242

Operating expenses increased $54,242 or 9% to $671,479 in 2019 compared to $617,237 in 2018. The increase in total operating expenses is primarily due to an increase in professional fees such as consultant and legal fees, an increase in professional fees and management fee-related party as a result of an increase in fees charged by R3 Accounting LLC and TBG (discussed in Note 4), offset by a decrease in personnel related expenses. The decrease in personnel related expenses is due to less shares of common stock being issued for services to employees in 2019 compared to 2018.

Six Month Period Ended June 30, 2019 Compared to the Six Month Period Ended June 30, 2018

Revenue

We have nominal revenue for the six month period ended June 30, 2019 and 2018.

Operating Expenses

A summary of our operating expense for the six month periods ended June 30, 2019 and 2018 follows:

	Six Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
Operating expense
Professional fees	$316,824	$104,791	$212,033
Professional fees – related party	130,550	60,000	70,550
Management fee – related party	240,000	150,000	90,000
Personnel related expenses	557,046	1,123,745	(566,699)
Other selling, general, and administrative	171,789	190,564	(18,775)
Total operating expense	$1,416,209	$1,629,100	$(212,891)

Operating expenses decreased $212,891 or 13% to $1,416,209 in 2019 compared to $1,629,100 in 2018. The decrease in total operating expenses is primarily due to an increase in professional fees such as consultant and legal fees, an increase in professional fees – related party as a result of an increase in fees charged by R3 Accounting LLC (discussed in Note 4), an increase in management fee-related party as a result of an increase in fees charged by TBG (discussed in Note 4), offset by a decrease in personnel related expenses. The decrease in personnel related expenses is due to less shares of common stock being issued for services to employees in 2019 compared to 2018.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Revenue

We generated $1,858 in revenues during the year ended December 31, 2018, compared to $22,232 during the year ended December 31, 2017. The decrease in revenue is the result of a decrease in revenue generated by our wholly owned subsidiary, MediXall Finance Group.

Operating Expenses

A summary of our operating expense for the years ended December 31, 2018 and 2017 follows:

	Years Ended
	December 31,		Increase /
	2018	2017	(Decrease)
Operating expense
Professional fees	$396,112	$166,165	$229,947
Professional fees – related party	100,000	148,000	(48,000)
Management fee – related party	300,000	305,000	(5,000)
Personnel related expenses	1,711,407	836,625	874,782
Impairment of website & development cost	86,670	—	86,670
Other selling, general, and administrative	391,098	123,847	267,251
Total operating expense	$2,985,287	$1,579,637	$1,405,650

Operating expenses increased $1,405,650, or 89%, to $2,985,287 in 2018, compared to $1,579,637 in 2017.  The increase is primarily due to the increase in personnel related expenses, professional fees, impairment of website and development costs, and other selling, general and administrative expenses during 2018.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to satisfy its needs. At June 30, 2019, we had $50,685 in cash and a net working capital deficit of $118,359. As of December 31, 2018, we had working capital of $176,340. We had an accumulated deficit of $11,643,596 and $10,228,833 at June 30, 2019 and December 31, 2018, respectively. Additionally, due to the “start-up” nature of our business, we expect to incur losses as we continue development of our business plan.

These conditions raise substantial doubt about our ability to continue as a going concern. Management recognizes that in order for us to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investment in order to maintain and/or expand the range and scope of our business operations; however, there is no assurance that such additional funds will be available for us on acceptable terms, if at all. If we are unable to raise additional capital when needed or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Net cash used in operating activities for six month period ended June 30, 2019 was $1,141,156 as compared to $1,298,854 for six month period ended June 30, 2018. This change primarily results from our decreased net loss offset by fluctuations in accounts receivable-related party, accounts payable and accrued expenses-related party and the issuance of common stock to employees for services rendered. Net cash used in operating activities was $2,225,241 for the year ended December 31, 2018, compared to $2,219,883 for the year ended December 31, 2017.

Net cash used in investing activities was $9,169 for the six months ended June 30, 2019, as compared to $96,252 during the six months ended June 30, 2018. Net cash used in investing activities was $281,545 for the year ended December 31, 2018, primarily for the development of the Company’s web site, as compared to $175,378 during the year ended December 31, 2017.

For the six month period ended June 30, 2019, we raised $999,501 from sales of our common stock, net of offering costs of $0, and for the six month period ended June 30, 2018, we raised $1,505,580, net of offering costs of $271,170. Net cash provided by financing activities was $2,516,855 from the sale of common stock during the year ended December 31, 2018, compared to $2,461,730 for the year ended December 31, 2017.

Our primary source of capital to develop and implement our business plan has been from sales of common stock.

Contractual Obligations

We do not have any long-term capital lease obligations, operating lease obligations or long-term liabilities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Action results could materially differ from those estimates.

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s website and development costs are the only assets or liabilities valued with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of June 30, 2019. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value method in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values the stock based compensation at the market price for the Company's stock as of the date of issuance.

Recently Issued Accounting Pronouncements

See Note 3 to our consolidated financial statements for more information regarding recent accounting pronouncements and their impact to our consolidated results of operations and financial position.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. Executive officers serve at the discretion of our board of directors and are appointed by the board.

Name	Age	Position(s) and Office(s) Held
Timothy S. Hart	60	Chief Financial Officer, Treasurer, Secretary, Director
Neil Swartz	57	Interim Chief Executive Officer
Noel Guillama	59	Chairman of the Board
Michael Swartz	28	President of Medixall.com

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Timothy S. Hart. Mr. Hart has served as our Chief Financial Officer and member of our board of directors since 2012. Mr. Hart has over 30 years of accounting and finance experience. Since 2013, Mr. Hart has been the CFO and a director of Monkey Rock Group, Inc. (OTC Markets: MKRO), and since 2014, Mr. Hart has been the CFO and a director of Vanell, Corp. (OTC Markets: VANL). Mr. Hart has held the position of CFO of TBG since 2012 and has served as a director since 2013. In addition, Mr. Hart has held the position of CFO of TBG Investment Partners, LLLP since 2013. He has also served as CFO of A1 Group, Inc. since 2015. Mr. Hart has been providing accounting and consulting services through R3 Accounting LLC, a private accounting firm he formed in 2008. He consulted extensively with RailAmerica, Inc., a NYSE-listed holding company for short line and regional railroads in the U.S. which was acquired by Fortress Investment Group in 2007, during its initial public offering, and assisted the company with governmental compliance. Mr. Hart’s firm also provided consulting, strategic tax planning and compliance, and acquisition audits for Patriot Rail Corp., a Boca Raton, Florida based company which is an operator of short line and regional railroads in the U.S. Mr. Hart served as Chief Financial Officer of Alternative Americas Fuels, Inc. (OTCBB: AFAI) 2011 until 2012. Mr. Hart holds a B.A. in Accountancy, Economics and Business Administration from Thomas More College, and has been a certified public accountant since 1984. Mr. Hart devotes approximately 30% of his time to our business and operations.

Neil Swartz. Mr. Swartz has served as our interim Chief Executive Officer since 2016. He previously served as Chairman of the Board in 2013. Mr. Swartz served as president, chief executive officer and director of TurnKey Capital, Inc. in 2014. Since 2009, Mr. Swartz has been president and CEO of TBG. TBG is a financial consulting firm that works with public and private companies, bringing a sophisticated and efficient approach to structuring their capital, allowing them to take advantage of the existing foundation and continued development. Mr. Swartz’ business experience includes titles such as managing director of Sunbelt South East Florida, LLC, a business brokerage of mergers and acquisitions firm with 350 offices worldwide. Prior to his time with TBG and Sunbelt, Swartz was chairman and CEO of a software company that he took public on the Nasdaq Small Cap Market. Under his management, the company went from building one product to over 30 products with in-house manufacturing capabilities. Mr. Swartz is a certified public accountant and received his B.S. degree in accounting from Northeastern University. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

Noel J. Guillama. Mr. Guillama has served as Chairman of the Board since 2016. He is a nationally recognized expert and lecturer on healthcare management/operations and the use of technology in healthcare. Since 1984, he has been Chairman of Guillama, Inc., a strategic operations management consulting company in healthcare, technology, and a wide range of projects including medical facilities, commercial complexes and infrastructure facilities. He holds several patents and is creator of over a dozen patents currently before the USPTO in a variety of areas. Since 2004 Mr. Guillama has been President of The Quantum Group, Inc (Quantum) a private company. Quantum is a healthcare technology and innovation company that has in the past operated thought subsidiaries healthcare delivery networks, contracted with over 2,000 providers and contracted with managed care companies. Quantum currently controls various intellectual properties including an electronic healthcare records (EHR) platform it designed and built, plus controls a number issued and pending patents in the U.S.,  Quantum is a shareholder in The Company.

From 1996 to 2000, Mr. Guillama was the Founder, Chairman, President and Chief Executive Officer of Metropolitan Health Networks, Inc. (AMEX:MDF), a management services organization. Mr. Guillama left Metropolitan to develop Quantum Innovations, Inc. and its parent company, The Quantum Group, Inc., a new breed healthcare company designed to provide multi-faceted solutions industrywide. Mr. Guillama has served as Quantum’s Chief Executive Officer and President since its inception. Mr. Guillama was VP of Development for MedPartners, Inc., a Birmingham, Alabama-based physician practice management company. Prior to MedPartners, he served as Director and Vice President of Operations for Quality Care Networks, Inc., a South Florida-based comprehensive group practice.

Mr. Guillama is the immediate Past Chair (Currently Director) of the Florida International University Foundation, Inc., a direct support organization of Florida International University, managing a $230 million endowment. Prior to this Chair position, he served FIU as Chair of Finance, Investments, and Academics Committees. He is currently director and Past-Chair of the Palm Beach State College Foundation. Mr. Guillama is currently a Member of the Executive Leadership Council of the Dr. Kiran C. Patel College of Allopathic Medicine and Nova Southeastern University in Broward County, Florida, and was a past trustee of Palms West Hospital (2005 to 2011). Mr. Guillama served on the executive committee of the Patient-Centered Primary Care Collaborative (PCPCC) and is a past member of the American College of Health Care Executives, the Healthcare and Information Management Systems Society (HIMSS), the Medical Group Management Association (MGMA), and the American College of Medical Practice Executives (ACMPE). Mr. Guillama is a graduate of executive and leadership programs at Massachusetts Institute of Technology, University of Georgia and Florida International University.

Michael Swartz. Since April 2019, Mr. Swartz has served as the president of the Medixall.com subsidiary. Previously, Mr. Swartz served as the Vice President of MediXall from 2017 until 2019. From 2014 to 2017, Mr. Swartz was the Senior Analyst for Viridian Capital Advisors, where he led all modeling and valuation work for the firm’s mergers and acquisitions and fundraising assignments. From 2013 to 2014, he served as co-portfolio manager for the University of North Florida’s Student Managed Investment Fund, Osprey Financial Group, where he analyzed publicly traded companies with market capitalizations from $50 million to $1 billion and prepared buy-side equity reports containing buy-recommendations and original valuations derived from fundamental and technical analysis. In addition, Mr. Swartz served as the fund’s Asian Economist, analyzing economic and geopolitical factors and assessing the Asia-Pacific region for attractive investment opportunities. Previously, Mr. Swartz worked as an Analyst at TBG, assisting clients with researching strategic options as it relates to market opportunities, competitive positioning, and allocation of resources.

Neil Swartz, our Interim Chief Executive Officer, is the father of Michael Swartz, President of Medixall.com.

Legal Proceedings

None of our directors or officers is involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Corporate Governance

Board of Directors

We have a board comprised of two members. Each director holds office until a successor is duly elected or appointed. The board of directors oversees our business affairs and monitors the performance of management. Directors are elected for a one year term and hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill any vacancy by a vote of a majority of the directors then in office, although less than a quorum exists. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor. Vacancies occurring by reason of the removal of directors without cause may only be filled by vote of the shareholders.

We do not have a policy regarding the consideration of any director candidates, which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our board of directors established a process for identifying and evaluating director nominees. Further, when identifying nominees to serve as a director, while we do not have a policy regarding the consideration of diversity in selecting directors, we seek to create a board of directors that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors. Given our relative size, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our board will participate in the consideration of director nominees. In considering a director nominee, it is likely that our board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our board.

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing a similar function. The functions of those committees are being undertaken by the board of directors as a whole. Because we do not have any independent directors, we believe that the establishment of these committees would be more form than substance.

Mr. Hart is considered an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•

understands generally accepted accounting principles and financial statements,

•

is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,

•

has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,

•

understands internal controls over financial reporting, and

•

understands audit committee functions.

Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an Audit Committee or other committee of our board of directors.

Board leadership structure and the board’s role in risk oversight

The offices of Chairman of the Board and Chief Executive Officer are separated. Our board believes our current structure provides independence and oversight and facilitates the communication between senior management and the full board of directors regarding risk oversight, which the board believes strengthens its risk oversight activities. Moreover, the separation of Chairman of the board and Chief Executive Officer allows the Chief Executive Officer to better focus on his responsibilities of running the company, enhancing stockholder value and expanding and strengthening our business while allowing the Chairman of the Board to lead the board in its fundamental role of providing independent oversight of management.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the board has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the members of our board of directors meet regularly with management to discuss strategy and risks we face. Our Chief Financial Officer is also a member of the board and is available to address any questions or concerns raised by the board on risk management and any other matters.

Director Independence

None of our directors is an “independent director” as defined in the Nasdaq Marketplace Rules.

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that our board of directors to conclude that the individual should be serving as a director of our company.

Timothy S. Hart – Mr. Hart’s wide-ranging experience dealing with SEC and other regulatory matters, such as initial and secondary public offerings, private placements and compliance with SEC reporting requirements, his experience working with banks, private investors and investment bankers in obtaining debt and/or equity financing and his significant experience with mergers and acquisitions, were factors considered by the board in reaching their conclusion.

Noel Guillama – Mr. Guillama is a nationally recognized expert in healthcare management and operations. He has served, past and present, as Chairman and Director of multiple healthcare technology companies and health-related executive committees, both private and publicly listed on NASDAQ and NYSE-Amex. His experience in the healthcare industry and his development of patented healthcare technologies are at the core of the Company’s new business plan. These factors were considered by the board in reaching their conclusion.

In addition to the each of the individual skills and background described above, the board also concluded that each of these individuals will continue to provide knowledgeable advice to our other directors and to senior management on numerous issues facing our company and on the development and execution of our strategy.

Director Compensation

We did not compensate our directors for their services on the board during 2018 and 2017.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller and any other persons performing similar functions. This code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely and understandable disclosure in reports we file with the Securities and Exchange Commission. A copy of this Code is available without charge upon written request to our Corporate Secretary at our principal executive offices.

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The table below summarizes all compensation recorded by us in the past two years for our Named Executive Officers, as such term is defined in Item 402(m)(2) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Neil Swartz, Interim Chief Executive Officer (1)	2018	—	—	—	—	—	$150,000	$150,000
	2017	—	—	—	—	—	$152,500	$152,500
Timothy S Hart, Chief Financial Officer (2)	2018	—	—	—	—	—	$250,000	$250,000
	2017	—	—	—	—	—	$300,500	$300,500

———————

(1)

There is no employment agreement between Mr. Swartz and the Company. Mr. Swartz did not earn any compensation as an individual. However, Mr. Swartz is 50% owner of TBG Holdings, LLC. During 2018 and 2017, the Company recognized $300,000 and $305,000, respectively, as related party management fees due to TBG. As such, we have included 50% of the recognized expense in the table above.

(2)

There is no employment agreement between Mr. Hart and the Company. Mr. Hart did not earn any compensation as an individual. However, Mr. Hart is 50% owner of TBG Holdings, LLC. During 2018 and 2017, the Company recognized $300,000 and $305,000, respectively, as related party management fees due to TBG. As such, we have included 50% of the recognized expense in the table above. Additionally, Mr. Hart provides services to the Company through a company he owns, R3 Accounting. During 2018 and 2017, the Company recognized expense related to R3 Accounting services of $100,000 and $148,000, respectively.

Outstanding Equity Awards at Fiscal Year-End Table

The Company had no outstanding equity awards as of December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 1, 2019 by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director and Named Executive Officer; and (iii) all executive officers and directors as a group:

	Title of Class
	Series A Convertible Preferred Stock			Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Common Stock Equivalents	% of Class (2)	Number of Shares Beneficially Owned (2)	% of Class (2)
Directors and Named Executive Officers
Timothy S. Hart (3)	88,298	8,300,000	33.3%	11,737,186	15.5%
Neil Swartz (4)	88,298	8,300,000	33.3%	11,737,186	15.5%
Noel Guillama (5)	88,298	8,300,000	33.3%	9,395,745	12.4%
Carl Larsen	—	—	—	3,500,000	4.6%

All current directors and executive officers as a group (4 persons)	264,894	24,900,000	100%	36,370,117	48.0%

Other 5% stockholders
TBG Holdings Corp.	—	—	—	11,670,519	15.4%
The Quantum Group, Inc.	—	—	—	6,237,011	8.2%

———————

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 2929 East Commercial Boulevard, Suite Ph-D, Fort Lauderdale, FL 33308.

(2)

Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 75,708,722 shares of common stock issued and outstanding as of November 1, 2019. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3)

Includes (a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock; and (b) 11,670,519 shares of common stock held by TBG Holdings Corp., of which Mr. Hart is a principal and in such capacity, Mr. Hart may be deemed to have beneficial ownership of these shares.

(4)

Includes (a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock; and (b) 11,670,519 shares of common stock held by TBG Holdings Corp., of which Mr. Swartz is a principal and in such capacity, Mr. Swartz may be deemed to have beneficial ownership of these shares.

(5)

Includes (a) 88,298 shares of Series A Convertible Preferred Stock convertible into 8,300,000 shares of common stock and 1,095,745 shares of common stock held by Guillama 2, Inc. which is owned by Noel Guillama our Chairman. In such capacity, Mr. Guillama may be deemed to have beneficial ownership of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a formal written policy for the review and approval of transactions with related parties; however, our Code of Ethics require actual or potential conflict of interest to be reported to the board. Our employees are expected to disclose personal interests that may conflict with ours and they may not engage in personal activities that conflict with their responsibilities and obligations to us. Periodically, we inquire as to whether or not any of our directors have entered into any transactions, arrangements or relationships that constitute related party transactions. If any actual or potential conflict of interest is reported, our entire board and outside legal counsel review the transaction and relationship disclosed and the board makes a formal determination regarding each director's independence. If the transaction is deemed to present a conflict of interest, the board will determine the appropriate action to be taken.

Transactions with Related Persons

The board is responsible for review, approval, or ratification of related party transactions entered into between us and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of our outstanding shares of common stock, and their affiliates and immediate family members.

The board has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

compensation to executive officers determined by the board;

•

compensation to directors determined by the board;

•

transactions in which all security holders receive proportional benefits; and

•

banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

The board reviews transactions involving related persons who are not included in one of the above categories and makes a determination whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The board reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

The following are related party transactions for the fiscal years ended December 31, 2018 and 2017:

Pursuant to an agreement dated June 2013, TBG was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Under this agreement, we pay TBG a monthly fee of $25,000. During the years ended December 31, 2018 and 2017, the Company expensed $300,000 and $305,000, respectively, of related party management fees related to this agreement.

R3 Accounting LLC, owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During years ended December 31, 2018 and 2017, the Company expensed $100,000 and $148,000, respectively, related to R3 services.

Accounts receivable (accounts payable and accrued expenses) to related parties are as follows:

Related Party	At December 31, 2018	At December 31, 2017
TBG	$160,590	$21,791
R3	(21,931)	(77,531)
	$138,659	$(55,740)

The Company established an advisory board in 2018. During the year ended December 31, 2018, the Company has issued 100,000 shares to the members of its advisory board. In addition, the Company has paid $55,000 during 2018 to the members of its advisory board. The compensation to advisory board is included in professional fees in the accompanying consolidated statements of operations.

Review, Approval or Ratification of Transactions with Related Persons

Our unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board for any possible conflicts of interest. In the event of a potential conflict of interest, the board will generally evaluate the transaction in terms of the following standards: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The board will then document its findings and conclusion in written minutes.

SELLING STOCKHOLDERS

The Selling Stockholders may offer and sell shares of common stock from time to time. Selling Stockholders are offering for resale 46,091,430 shares of common stock under this prospectus.

The following table provides, as of November 1, 2019, information regarding the beneficial ownership of our common stock held by each Selling Stockholder, the securities that may be sold by each Selling Stockholder under this prospectus and the number and percentage of securities that each Selling Stockholder will beneficially own after this offering. Applicable percentages are based on 46,091,430 shares of common stock offered for resale.

The Selling Stockholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each Selling Stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

	Number of		Number of
	Shares of		Shares of
	Common Stock		Common Stock
	Beneficially	Number of	Beneficially
	Owned	Shares of	Owned
	Prior to	Common Stock	After Completion
Name of Selling Stockholder	Offering	Offered Hereby	of the Offering
Abousamra, Samir	400,000	400,000	—	0%
Allen, Mark Sheldon	33,333	33,333	—	0%
Anderson, Jens-Ole	9,582	9,582	—	0%
Anderson, Roger Agne	10,000	10,000	—	0%
Angus, Peter	14,999	14,999	—	0%
Antrim Properties (Carol Ishak)	80,000	80,000	—	0%
Apple, William	1,000,567	1,000,567	—	0%
Arbuckle, Tom	300,000	300,000	—	0%
Atencio, Betty	20,000	20,000	—	0%
Aucar, John	500,000	500,000	—	0%
Bae, Hwa Sun	70,000	70,000	—	0%
Baffer, Norman	25,000	25,000	—	0%
Bamer, Jonathan	150,000	150,000	—	0%
Bannister, Richard	16,666	16,666	—	0%
Bardelas, Dr. Jose	290,000	290,000	—	0%
Barnhill, Daniel	200,000	200,000	—	0%
Basmajian, James	20,000	20,000	—	0%
Bauschka, John	325,000	325,000	—	0%
Bauschka, Michael	295,000	295,000	—	0%
Bernick, Richard	15,000	15,000	—	0%
Best, Kenneth	587,500	587,500	—	0%
Bishop, Fraser & Suzann	25,000	25,000	—	0%
Bishop, Simon	10,000	10,000	—	0%
Bistritz, David	645,000	645,000	—	0%
Bistritz, Joseph	80,000	80,000	—	0%
Blizkovsky, Petr	8,333	8,333	—	0%
Blum, David	113,167	113,167	—	0%

Bolin, Rice	90,000	90,000	—	0%
Bourdeux, Michele	25,000	25,000	—	0%
Bowyer, David	230,000	230,000	—	0%
Boxley, Curtis	200,000	200,000	—	0%
Britton, Brad	222,835	222,835	—	0%
Brongo, Robert	26,334	26,334	—	0%
Brookes, Michael & Evelyn	5,000	5,000	—	0%
Bruce, Gregory & Adriana	100,000	100,000	—	0%
Bryant, Jeff	125,000	125,000	—	0%
Bunker, Louis	150,000	150,000	—	0%
Burke, Michael	97,500	97,500	—	0%
Burko, Jerald	30,000	30,000	—	0%
Cai, Leon	10,000	10,000	—	0%
Calitri, Daniel	325,000	325,000	—	0%
Capparelli, John	10,000	10,000	—	0%
Carlton, Sam	50,000	50,000	—	0%
Carson, Stephen	4,166	4,166	—	0%
Carter, William	25,000	25,000	—	0%
Cassidy, Fiona	5,000	5,000	—	0%
Castell, Allen	166,334	166,334	—	0%
Chacra, Antoine Abi	150,000	150,000	—	0%
Chhabra, Sumit	102,500	102,500	—	0%
Clarke, Cameron	8,333	8,333	—	0%
Clark, Malcolm	30,000	30,000	—	0%
Cleavelin, Cloves	162,500	162,500	—	0%
Clem, Kerry	350,000	350,000	—	0%
Coe, Larry	445,669	445,669	—	0%
Collins, Anne	58,333	58,333	—	0%
Compton, Jeremy Richard	8,333	8,333	—	0%
Connell, Nigel	33,333	33,333	—	0%
Cottle, Bridger	80,000	80,000	—	0%
Crabtree, William	75,000	75,000	—	0%
Crawford, Robert	281,968	281,968	—	0%
Damiani, Richard	166,667	166,667	—	0%
Darwin, C. Barnes	302,800	302,800	—	0%
Devigili, Joseph	20,000	20,000	—	0%
Dreger, Richard	115,000	115,000	—	0%
Eddington, James & Lisa	12,500	12,500	—	0%
Edwards, Paul	21,500	21,500	—	0%
Eisenberg, Leslie & Too Betty	250,000	250,000	—	0%
Ellis, Ellis	755,000	755,000	—	0%
Engblom, Bjorn	20,000	20,000	—	0%
Eriksson, Stefan	33,332	33,332	—	0%
Ettenger, Robert	63,067	63,067	—	0%
Farris, Kirk & Sandy	100,000	100,000	—	0%
Fatahi, Farzad	40,000	40,000	—	0%
Fecko, Steven	55,000	55,000	—	0%
Feinberg, Bernard	50,000	50,000	—	0%
Ferrara, Jerry	65,000	65,000	—	0%
Fiering, Steven	26,000	26,000	—	0%
Fish, Christopher	404,394	404,394	—	0%
Flynn, Charles & Diana	500,000	500,000	—	0%
Fogel, Mordecai	50,000	50,000	—	0%
Fowles, Leighton	15,000	15,000	—	0%
Gazit, Dan	5,000	5,000	—	0%
Gertrude Gardner, Inc	345,335	345,335	—	0%
Gardner, Glenn	205,000	205,000	—	0%
Gately, Thomas	20,000	20,000	—	0%
Gibson, Sandra & David	2,000	2,000	—	0%

Gilberto, Ramos	12,500	12,500	—	0%
Gildea, John	220,000	220,000	—	0%
Gillen, David	8,333	8,333	—	0%
Goldstein, Norman	125,000	125,000	—	0%
Goodrich, Jon	100,000	100,000	—	0%
Goods, Mike	25,000	25,000	—	0%
Gottesdiener, Marc & Faith	195,000	195,000	—	0%
Graarud, Thorbjorn	90,000	90,000	—	0%
Square Circle Developments (Ross, Graham)	16,667	16,667	—	0%
Graham, Nick	40,000	40,000	—	0%
Gray, David	75,000	75,000	—	0%
Greenwald, Mark	12,500	12,500	—	0%
Gregory, Bruce	100,000	100,000	—	0%
Gul, Riaz	5,000	5,000	—	0%
Hackett, Dr. Geoffrey	63,333	63,333	—	0%
Hackett, Sally	71,666	71,666	—	0%
Hall, Charles	125,000	125,000	—	0%
Hartzler, John	40,000	40,000	—	0%
Haskall, Wyatt	50,000	50,000	—	0%
Hauer, Jay	45,000	45,000	—	0%
Helinger, Michael	275,000	275,000	—	0%
Hearring, Richard	100,000	100,000	—	0%
Heflinger, R. Scott & Craig Anne JTWROS	100,000	100,000	—	0%
Herman, Scott	250,000	250,000	—	0%
Hodge, Dalen & Lori JTWROS	20,000	20,000	—	0%
Holder, Stephen	8,000	8,000	—	0%
Hoopman, Dr. Wolfgang	166,666	166,666	—	0%
Huber, Mark & Marsha	157,500	157,500	—	0%
Hunt, David	90,000	90,000	—	0%
Hyland, Ryan	16,666	16,666	—	0%
Johnson, David S	61,500	61,500	—	0%
Johnson, David R	70,000	70,000	—	0%
Jordan, Mark	24,000	24,000	—	0%
Keller, John	152,834	152,834	—	0%
Kkimelman, Joel	128,334	128,334	—	0%
Kinney, Mike	60,000	60,000	—	0%
Kison, Paul	128,000	128,000	—	0%
Knapp, William	761,468	761,468	—	0%
Kolobaeva, Zhanara	20,000	20,000	—	0%
Kreinbrink, Joseph & Diana	375,000	375,000	—	0%
Kuijit, Dirk	91,666	91,666	—	0%
Kumar, Satish & Lalita	250,000	250,000	—	0%
Landau, Pete	12,500	12,500	—	0%
Larson, Robert	62,500	62,500	—	0%
LePore, Peter	17,000	17,000	—	0%
Lasorsa, Vincent	150,000	150,000	—	0%
Leppinks, Ransom	75,000	75,000	—	0%
Lerman, Robert	505,401	505,401	—	0%
Lewellyn, Gary	12,500	12,500	—	0%
Libman, Wayne	20,000	20,000	—	0%
Liska, Randall	210,000	210,000	—	0%
Loftin, John	75,000	75,000	—	0%
Long, Melvin Bill	1,460,000	1,460,000	—	0%
Long, Michael	4,166	4,166	—	0%
Longo, George	125,000	125,000	—	0%
Loyd, Marion	70,667	70,667	—	0%
Macek, James	275,000	275,000	—	0%
Maechtlen, Rodger	286,976	286,976	—	0%
Maier, Jerry	120,000	120,000	—	0%

Maloney, Kevin	50,000	50,000	—	0%
Marble, Tony	200,000	200,000	—	0%
Marshall, Winston	2,000,000	2,000,000	—	0%
Marius, Saaiman	41,666	41,666	—	0%
Mathern, Don	390,000	390,000	—	0%
Mayer, Robert	250,000	250,000	—	0%
McCloud, Leslie	327,500	327,500	—	0%
McClure, James	25,000	25,000	—	0%
McDougall, Anne	8,333	8,333	—	0%
McElmeel, Joseph	135,000	135,000	—	0%
McGarth, Eleanor	10,000	10,000	—	0%
McGarth, Richard	20,000	20,000	—	0%
McKenzie, Lensford	62,500	62,500	—	0%
Meharry, James	12,500	12,500	—	0%
Mercer, Fred	41,667	41,667	—	0%
Mercore, Cristian	8,333	8,333	—	0%
Michael & Evelyn Brookes	5,000	5,000	—	0%
Miller, John Mark	100,000	100,000	—	0%
Mizer, Dean	33,333	33,333	—	0%
Mohl, Kevin	80,000	80,000	—	0%
Motto, Dr Stephen	10,333	10,333	—	0%
Naseem, Begum	1,666	1,666	—	0%
Naylor, Martyn	20,000	20,000	—	0%
Nelson, Judy	26,000	26,000	—	0%
Nelson, Michael	474,334	474,334	—	0%
Nieboer, David	29,334	29,334	—	0%
Nigel, Aldrich	5,000	5,000	—	0%
Niles, Michael & Niles, Cheryl JTWROS	363,334	363,334	—	0%
Nunn, Dr. Howard	50,000	50,000	—	0%
Oertel, John	238,334	238,334	—	0%
Olerud, Kevin	100,000	100,000	—	0%
Oneto, Joseph	25,000	25,000	—	0%
O'Rafferty, James	25,000	25,000	—	0%
Parker, Roberta	17,000	17,000	—	0%
Paschall, James	250,667	250,667	—	0%
Patel, Kevin	75,000	75,000	—	0%
Pickens, Roberta	20,000	20,000	—	0%
Pizzuto, Richard	100,000	100,000	—	0%
Pieroni, Paula	125,000	125,000	—	0%
Poniatowski, Susan	165,000	165,000	—	0%
Powell, Scott	100,000	100,000	—	0%
Preedy, Keir	20,000	20,000	—	0%
Pritchett, Thomas & Pamela JTWRS	1,110,000	1,110,000	—	0%
Purdie, Craig	11,666	11,666	—	0%
Rabin, Randy	35,000	35,000	—	0%
Rainsbury, Paul	10,000	10,000	—	0%
Ralph, Grant	11,666	11,666	—	0%
Razvi, Farouk	12,500	12,500	—	0%
Reif, Jack	95,000	95,000	—	0%
Rinehart, Richard & Kimberly	172,500	172,500	—	0%
Rice, Bolin	25,000	25,000	—	0%
Rise, Gregory	62,500	62,500	—	0%
Rober, Clifford	317,500	317,500	—	0%
Robertson, Matthew	250,000	250,000	—	0%
Robinovitz, Alan	350,000	350,000	—	0%
Rogow, Sharon	8,500	8,500	—	0%
Rogozinski, Kenneth	125,000	125,000	—	0%
Ronaldson, Neil	3,333	3,333	—	0%
Ross, Graham	30,000	30,000	—	0%

Ross, Joseph	50,000	50,000	—	0%
Ross, Joseph & Wanda : Singing Valley Company LLC	50,000	50,000	—	0%
Ross, Joseph: Midland Self Directed IRAS	100,000	100,000	—	0%
Rothery, Wayne	25,000	25,000	—	0%
Roti, John	85,000	85,000	—	0%
Russell, John E	15,834	15,834	—	0%
Russel, Keith	100,000	100,000	—	0%
Rutstein Family LLC	5,000	5,000	—	0%
Rutstein, Larry	6,000	6,000	—	0%
Saaiman, Marius	16,666	16,666	—	0%
Sabir, Dr. Asad	8,333	8,333	—	0%
Salim, Irfan Seyyad	6,500	6,500	—	0%
Scheller, Wayne R. (Donahue)	750,000	750,000	—	0%
Schultz, Joshua	4,000	4,000	—	0%
Seierson, Eric	25,000	25,000	—	0%
Shah, Harshad	16,666	16,666	—	0%
Shedlock, Michael	2,300,000	2,300,000	—	0%
Sheenan, Patrick	25,000	25,000	—	0%
Sheldon-Allen, Mark	172,959	172,959	—	0%
Shiffman, David	360,000	360,000	—	0%
Simpson, David	1,111	1,111	—	0%
Singh, Harjit	150,000	150,000	—	0%
Singh, Harjit & Kaus, Rupinder JTWROS	100,000	100,000	—	0%
Sisk, Bernie James	110,000	110,000	—	0%
Slycord, Walter Michael & Kendra JWTROS	20,000	20,000	—	0%
Smith, Raymond	20,000	20,000	—	0%
Smyth, Earl	12,500	12,500	—	0%
Sobottka, Ralf	20,000	20,000	—	0%
Soehren, Stephen	50,000	50,000	—	0%
Solano, Francisco	400,000	400,000	—	0%
Soliday, Derek & Debra	212,500	212,500	—	0%
Sontage, David	25,000	25,000	—	0%
Spell, Samuel	198,000	198,000	—	0%
Statkus, Stacy Virginia	30,000	30,000	—	0%
Stansberry, James	45,000	45,000	—	0%
Stephens, Blake	25,000	25,000	—	0%
Stevenson, Craig	3,467	3,467	—	0%
Stine, Allen E.	10,000	10,000	—	0%
Strampe, Darrel	225,000	225,000	—	0%
Summer, Brian	183,067	183,067	—	0%
Pham, Tai	10,000	10,000	—	0%
Taetz, Robert	183,750	183,750	—	0%
Tagliola, Joseph	875,000	875,000	—	0%
Tahmasebi, Phyllis	22,500	22,500	—	0%
Theodore, Arthur	125,000	125,000	—	0%
Theulen, Jack	362,500	362,500	—	0%
Thomas, Andrew	8,333	8,333	—	0%
Thomas, Joseph	250,000	250,000	—	0%
Traegus, Andrew	10,000	10,000	—	0%
Tran, Tim	125,000	125,000	—	0%
Tuinstra, Peter	90,000	90,000	—	0%
Ullrich, John	155,667	155,667	—	0%
Vachon, Scott	90,000	90,000	—	0%
Valk, Howard	100,417	100,417	—	0%
Vatidis, Chris	125,000	125,000	—	0%
Victor, Dean & Cheryl	116,667	116,667	—	0%
Villari, Peter	63,634	63,634	—	0%
Viviano, Meghan	25,000	25,000	—	0%
Vogler, Don	100,334	100,334	—	0%

Volans, Barry	20,000	20,000	—	0%
Walker, Dr. Andrew	20,000	20,000	—	0%
Vogler, Jon	12,834	12,834	—	0%
Walker, Dr. Bradley	280,000	280,000	—	0%
Walker, Garth	800,000	800,000	—	0%
Walsh, Richard	500,000	500,000	—	0%
Walters, David	2,000	2,000	—	0%
Wanich Family Trust	1,051,602	1,051,602	—	0%
Warner, William Luke	41,000	41,000	—	0%
Watertor, Brett	722,750	722,750	—	0%
Watson, Steph & Sturm, John	1,002	1,002	—	0%
Webb, Stuart	10,000	10,000	—	0%
Wellikoff, Michael	6,667	6,667	—	0%
Werschler, Paul	914	914	—	0%
Wiechmann, Ralph & Eunice JTWROS	1,200,000	1,200,000	—	0%
Wilkinson, Paul	20,000	20,000	—	0%
Wingen, Phillip	162,917	162,917	—	0%
Winstead, Phillip	4,167	4,167	—	0%
Woodward, Stanley	100,000	100,000	—	0%
Worrow, Jack	700,000	700,000	—	0%
Yegan, Chris	325,000	325,000	—	0%
Zimmer, Chris	5,000	5,000	—	0%
Zimmerman, Joyce	176,334	176,334	—	0%
Zuppan, Norman	406,500	406,500	—	0%
TBG Holdings	5,179,686	5,179,686	—	0%
Frosh, Benjamin	550,000	550,000	—	0%
Gass, Steven	550,000	550,000	—	0%
Grace, Century	141,116	141,116	—	0%
Gray, David Scott	30,000	30,000	—	0%

———————

(1)

The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 46,091,430 shares of common stock offered by the Selling Stockholders. The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These shares shall be sold at a fixed price of $2.00 per share. The offering price of the shares bears no relation to book value, assets, earnings, or any other objective criteria of value. It has been arbitrarily determined by the selling stockholders.

The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Before any such agent, or broker-dealer sells any of the shares registered here, a post-effective amendment will be filed to name anyone receiving compensation for selling the shares before any sales take place. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at the fixed price of $2.00 per share, which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be sold by the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

A Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus.

A Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the Selling Stockholders use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Stockholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to 46,091,430 shares of our common stock, $0.001 par value per share, offered by the Selling Stockholders, which constitutes approximately 60.9% of our outstanding common stock. The following description of our common stock is only a summary. You should also refer to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 750,000,000 shares of common stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. Our outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and there is no redemption or sinking fund provisions applicable to the common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The registration of Baum & Company, Inc. (“Baum”), the Company’s prior independent registered public accountant, was revoked by the Public Company Accounting Oversight Board (the “PCAOB”) on February 27, 2018. On March 1, 2018, Baum notified the Company that it was resigning effective March 1, 2018 as a result of the PCAOB deregistration.

On June 1, 2018, the Company engaged Hacker, Johnson & Smith PA (“Hacker”) as its new registered independent public accountant. Prior to June 1, 2018, the Company did not consult with Hacker regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by Hacker, in either case where written or oral advice provided by Hacker would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues, or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

The consolidated financial statements of MediXall Group, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017, included in this prospectus, have been included herein in reliance on the report by Hacker, Johnson & Smith PA, our independent public accounting firm, given on the authority that the firm are experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents.

Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.medixall.com. The information contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. You may also request a copy of these filings, at no cost, by writing to us at MediXall Group, Inc., 2929 East Commercial Blvd., Suite Ph-D, Fort Lauderdale, Florida 33308, Attention: President, or telephoning us at (954) 440-4678.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file with or furnish to the SEC periodic reports, proxy and information statements and other information. Such annual, quarterly and current reports; proxy and information statements; and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and will post on our website our quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

MEDIXALL GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors MediXall Group, Inc. and Subsidiaries

Fort Lauderdale, Florida:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MediXall Group, Inc. and Subsidiaries (the "Company"), as of December 31, 2018 and 2017 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant amount of accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, the Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA

We have served as the Company's auditor since 2018. Fort Lauderdale, Florida

May 16, 2019

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	December 31,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash	$201,509	$191,440
Accounts receivable – related party	160,590	21,791
Total current assets	362,099	213,231

Furniture and equipment, net	15,164	11,017

Website and development costs	351,457	163,874

Total assets	$728,720	$388,122

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$163,828	$304,821
Accounts payable and accrued expenses - related party	21,931	77,531

Total current liabilities	185,759	382,352

Commitment and contingency (Notes 7 and 8)

STOCKHOLDERS' EQUITY:
Convertible Preferred Series A stock, $0.001 par value, 5,000,000 authorized; 264,894 issued and outstanding in 2018 and 2017	265	265
Common Stock, $0.001 Par Value 750,000,000 shares authorized; 69,642,554 shares issued and outstanding in 2018 and 60,337,382 shares issued and outstanding in 2017	69,492	60,337
Additional paid-in capital	10,702,037	7,190,572
Accumulated deficit	(10,228,833)	(7,245,404)

Total stockholders' equity	542,961	5,770

Total liabilities and stockholders' equity	$728,720	$388,122

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2018	2017

Revenue	$1,858	$22,232

Operating Expenses
Professional fees	396,112	166,165
Professional fees - related party	100,000	148,000
Management fee - related party	300,000	305,000
Personnel related expenses	1,711,407	836,625
Impairment of website and development cost	86,670	—
Other selling, general and administrative	391,098	123,847
Total Operating Expenses	2,985,287	1,579,637
Loss before income taxes	(2,983,429)	(1,557,405)
Income taxes	—	—
Net loss	$(2,983,429)	$(1,557,405)

Net loss per common share - basic and diluted	$(0.05)	$(0.03)

Weighted average number of common shares outstanding during the years - basic and diluted	65,012,738	54,842,727

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

Years Ended December 31, 2018 and 2017

	Series A Voting						Total
	Preferred Stock		Common Stock		Additional		Stockholders'
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2016	264,894	$265	46,870,962	$46,871	$4,742,308	$(5,687,999)	$(898,555)

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering costs	—	—	13,466,420	13,466	2,448,264	—	2,461,730
Net loss	—	—	—	—	—	(1,557,405)	(1,557,405)
Balance, December 31, 2017	264,894	265	60,337,382	60,337	7,190,572	(7,245,404)	5,770

Proceeds received pursuant to Private Placement Memorandum, net of $309,783 offering costs	—	—	7,632,231	7,632	2,509,223	—	2,516,855
Common stock issued for services	—	—	1,662,941	1,663	996,102	—	997,765
Common stock issued to settle legal matter	—	—	10,000	10	5,990	—	6,000
Net loss	—	—	—	—	—	(2,983,429)	(2,983,429)
Balance, December 31, 2018	264,894	$265	69,642,554	$69,642	$10,701,887	$(10,228,833)	$542,961

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,983,429)	$(1,557,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,145	487
Common stock issued as compensation for services	997,765	—
Common stock issued to settle legal matter	6,000	—
Impairment of website and development cost	86,670	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(140,993)	(174,106)
Accounts payable and accrued expenses – related party	(55,600)	(467,068)
Accounts receivable – related party	(138,799)	(21,791)
Net cash used in operating activities	(2,225,241)	(2,219,883)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(7,292)	(11,504)
Website development costs	(274,253)	(163,874)
Net cash used in investing activities	(281,545)	(175,378)

CASH FLOWS FROM FINANCING ACTIVITIES -
Proceeds from the sale of common stock, net of offering costs	2,516,855	2,461,730

Net increase in cash	10,069	66,469
Cash at beginning of year	191,440	124,971

Cash at end of year	$201,509	$191,440

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year:
Interest	$—	$—
Income taxes	$—	$—

(The accompanying notes are an integral part of these consolidated financial statements)

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 1 – Organization and Nature of Operations

MediXall Group, Inc. (the "Company “or “MediXall”) was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies.

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing need of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with high-quality healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out. Further discussion on our operations, mission, and initiatives can be found in the Management’s Discussion and Analysis section of this report.

The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which does not have an active line of business and is virtually dormant (2) Medixall Financial Group, which connects patients and practitioners with third party lenders and (3) Medixaid, Inc.

Medixaid, Inc. has a wholly-owned subsidiary, Medixaid Provider Network, Inc, which were established to carry out our primary line of business which is the development and operation of our healthcare marketplace platform.

Note 2 – Going Concern

The Company has an accumulated deficit of $10,228,833 at December 31, 2018, and does not have sufficient operating cash flows. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

Since the Company has generated minimal revenues from its planned operations, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Since inception, the Company has funded operations through short-term borrowings, related party loans, and the proceeds from equity sales in order to meet its strategic objectives. The Company's future operations are dependent upon its ability to generate revenues along with additional external funding as needed. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business plan. Subsequent to December 31, 2018, the Company has issued 2,993,500 shares for total proceeds of $861,000.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).  The following summarizes the more significant of these policies and practices.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Use of Estimates

In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near-term relate to the determination of the impairment of website and development cost. The Company uses various assumptions and actuarial data it believes to be reasonable under the circumstances to make this estimate. Although considerable variability is likely to be inherent in this estimate, management believes that the amount provided is reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure.

Furniture and Equipment, Net

Furniture and equipment are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations for the period.

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives

Equipment	5 years
Furniture	5-10 years

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s website and development costs are the only assets or liabilities valued with Level 3 inputs.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date. The Company did not record an income tax provision during the periods presented due to net taxable losses.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of December 31, 2018. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values the stock based compensation at the fair value of the Company's stock as of the date of issuance.

Loss Per Share

The computation of basic loss per share (“LPS”) is based on the weighted average number of shares that were outstanding during the year, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted LPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net loss per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on loss per share. Therefore, when calculating LPS, there is no inclusion of dilutive securities as their inclusion in the LPS calculation is antidilutive.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Following is the computation of basic and diluted loss per share for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31,
	2018	2017
Basic and Diluted LPS Computation
Numerator:
Loss available to common stockholders	$(2,983,429)	$(1,557,405)

Denominator:
Weighted average number of common shares outstanding	65,012,738	54,842,727

Basic and diluted LPS	$(0.05)	$(0.03)

Potentially dilutive securities not included in the calculation of diluted net loss per share attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

Preferred stock (convertible)	24,900,000	24,900,000

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-2, Leases (Topic 842) which will require lessees to recognize on the consolidated balance sheet the assets and liabilities for the rights and obligations created by those leases with a term of more than twelve months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the consolidated balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the consolidated financial statements. The ASU is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018. The Company estimates that the effect of the ASU will increase consolidated assets and liabilities by $183,000.

In June 2018, the FASB issued ASU No. 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The ASU is intended to reduce the cost and complexity and to improve financial reporting for nonemployee share-based payments. The ASU expands the scope of Topic 718, Compensation-Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity-Equity-Based payments to Non-Employees. The ASU is effective for the Company for fiscal years beginning after December 15,2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Recoverability of Long-Lived Assets

The Company assesses the recoverability of long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than the carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. Based on impairment tests performed a write-down of long-lived assets were required at December 31, 2018, as discussed in the following “website and development costs” section. There can be no assurances that future impairment tests will not result in further charge to operations.

Website and Development Costs

Internal and external costs incurred to develop, the internal-use computer software during the application and development stage shall be capitalized subsequent to the preliminary project stage and when it is probable that the project will be completed. During the year ended December 31, 2018 and 2017, the Company’s costs related to the development of the Medixall website platform had met the capitalization requirements. The Company engaged an appraiser to perform an impairment analysis of the capitalized website and development costs as of December 31, 2018. The impairment analysis was performed based upon a cost approach, specifically the cost to recreate or reproduce the asset using actual historical cost incurred, adjusted by consumer price index and tax effect of 21%. The analysis resulted in an impairment loss of $86,670 which was recorded during the year ended December 31, 2018.

Note 4 – Stockholders Equity

During the year ended December 31, 2018, we entered into the following securities related transactions:

•	Received proceeds of $2,516,855, net of offering costs of $309,783, pursuant in a Private Placement Memorandum and for which 7,632,231 shares of restricted common stock were issued.
•	Issued 1,662,941 shares of common stock as compensation for services rendered by employees, advisors, and independent contractors of the Company with a fair market value of $997,765.
•	Issued 10,000 shares of common stock with a value of $6,000 as settlement for legal matter discussed in Note 7.

During the year ended December 31, 2017, we entered into the following securities related transactions:

•

Received proceeds of $2,461,730 pursuant to a Private Placement Memorandum and for which 13,466,420 shares of restricted common stock were issued. There were no offering costs during the year ended December 31, 2017.

Note 5 – Preferred Stock

The 264,894 outstanding preferred shares are convertible into 24,900,000 common shares. The preferred shares do not pay dividends. The number of votes for the preferred share shall be the same as the amount of shares of common shares that would be issued upon conversion.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 6 – Related Party Transactions

Pursuant to an agreement dated June 2013, TBG, was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Under this agreement, we pay TBG a monthly  fee of $25,000. During the years ended December 31, 2018 and 2017, the Company expensed $300,000 and $305,000, respectively of related party management fees related to this agreement.

R3 Accounting LLC, owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During years ended December 31, 2018 and 2017, the Company expensed $100,000 and $148,000, respectively, related to R3 services.

Accounts receivable (accounts payable and accrued expenses) to related parties are as follows:

Related Party	At December 31, 2018	At December 31, 2017
TBG	$160,590	$21,791
R3	(21,931)	(77,531)
	$138,659	$(55,740)

The Company established an advisory board in 2018. During the year ended December 31, 2018, the Company has issued 100,000 shares to the members of its advisory board. In addition, the Company has paid $55,000 during 2018 to the members of its advisory board. The compensation to advisory board is included in professional fees in the accompanying consolidated statements of operations.

Note 7 –Legal Matters

In January 2014 the Company was named as a co-defendant in a civil law proceeding in Broward County Florida. The complaint alleges a contract dispute between the Company's major shareholders' and various parties that are unrelated to the Company. The plaintiffs alleged the Company engaged in a breach of fiduciary duty, tortious interference with business relations and a fraudulent transfer of assets. Management plans a vigorous defense and it believes there is no basis for these allegations. Management is also exploring possible counterclaims against the plaintiffs. The Company's legal counsel has opined that an unfavorable outcome of this case is deemed remote and any possible loss is deemed immaterial. No accrual has been reflected on the consolidated financial statements regarding this matter. As of December 31, 2018 there has been no new development in this matter.

In December 2017 the Company was named in a civil arbitration proceeding in San Diego, CA. The complaint alleges a contract dispute between the Company and Fiori Communications, (“Fiori”), that are related to alleged services that were performed for the Company. Fiori alleged the Company engaged in a breach of contract. The Company settled this matter for $25,000 and 10,000 shares of its common stock. The accrual for the 10,000 shares of the Company’s common stock was based on the fair value at the settlement date. An expense of $36,000 has been reflected on the consolidated financial statements regarding this matter, which includes a $5,000 accrual for legal fees. The $25,000 cash and 10,000 shares were delivered in July 2018.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 8 – Premises and Equipment

The Company leases its operating location.  Rent expense related to the lease was $99,780 during the year ended December 31, 2018 and $3,528 during the year ended December 31, 2017. The lease expires in July 2021 and does not contain renewal options. At December 31, 2018, future minimum rental commitments under this operating lease was as follows:

Year Ending December 31,	Amount
2019	$71,795
2020	76,452
2021	46,182
$194,429

Note 9 – Income Taxes

A reconciliation of differences between the effective income tax rates and the statutory federal rates for the years ended December 31, 2018 and 2017 are as follows:

	2018		2017
	Rate	Amount	Rate	Amount
Tax benefit at US statutory rate	21%	$626,520	34%	$529,518
State taxes, net of federal benefit	5%	149,171	5%	77,870
Impact of new tax law	—	—	(13)%	(202,463)
Change in valuation allowance	(26)%	(775,691)	(26)%	(404,925)
	—	$—	—	$—

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2018 and 2017 consisted of the following:

	2018	2017
Net Operating Loss Carryforward	$1,754,151	$978,460
Valuation Allowance	(1,754,151)	(978,460)
Total Net Deferred Tax Assets	$—	$—

As of December 31, 2018, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $6.8 million that may be offset against future taxable income through 2037. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amounts available to offset future taxable income may be limited. No tax assets have been reported in the consolidated financial statements because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount. The Company is no longer subject to examination by taxing authorities for the years before 2015.

On December 22, 2017, the "Tax Cuts and Jobs Act of 2017," or the Tax Act, was signed into law. The Tax Act, among other things, reduced the maximum statutory federal corporate income tax rate from 35% to 21% effective January 1, 2018. As a result of enactment of the Tax Act, the Company revalued its net deferred tax asset. This revaluation resulted in an additional expense to the income tax provision of $202,463 in 2017.

Note 10 – Subsequent Events

The Company has evaluated subsequent events through the filing of this Form 10-K, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 11 – Stock Based Compensation

During 2018, the Company issued common stock as compensation for services rendered by employees, advisors, and independent contractors.  All stock issuances are subject to approval of the Company’s board of directors.  The Company values stock based compensation expense at fair value of the Company’s stock at date of issuance.  The following summarizes stock based compensation:

Issued to	Number of Shares	Expense Recorded during the year ended December 31, 2018

Employees	1,398,333	$839,000
Advisors	100,000	60,000
Independent Contractors	164,608	98,765
	1,662,941	$997,765

The stock based compensation expense to advisors and independent contractors is included in professional fees in the accompanying consolidated statements of operations.  The stock based compensation expense to employees is included in personnel related expenses in the accompanying consolidated statements of operations.

There was no stock based compensation during 2017.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$50,685	$201,509
Accounts receivable - related party	44,880	160,590
Total current assets	95,565	362,099

Furniture and equipment, net	17,086	15,164

Right-of-use lease asset	146,719	—

Website and development costs	356,704	351,457

Total assets	$616,074	$728,720

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$192,023	$163,828
Accounts payable and accrued expenses - related party	21,931	21,931
Operating lease liability	66,970	—

Total current liabilities	280,924	185,759

Operating lease liability	82,451	—

Total liabilities	363,375	185,759

STOCKHOLDERS' EQUITY:
Convertible Preferred Series A stock, $0.001 par value, 5,000,000 authorized; 264,894 issued and outstanding	265	265
Common Stock, $0.001 Par Value 750,000,000 shares authorized; 73,705,054 and 69,642,554 shares issued and outstanding	73,705	69,642
Additional paid-in capital	11,822,325	10,701,887
Accumulated deficit	(11,643,596)	(10,228,833)

Total stockholders' equity	252,699	542,961

Total liabilities and stockholders' equity	$616,074	$728,720

The accompanying notes are an integral part of these condensed consolidated financial statements

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$1,114	$1,173	$1,446	$1,173

Operating Expenses
Professional fees	118,979	52,341	316,824	104,791
Professional fees - related party	37,550	30,000	130,550	60,000
Management fee - related party	120,000	75,000	240,000	150,000
Personnel related expenses	302,270	355,570	557,046	1,123,745
Other selling, general and administrative	92,680	104,326	171,789	190,564
Total Operating Expenses	671,479	617,237	1,416,209	1,629,100
Loss before income taxes	(670,365)	(616,064)	(1,414,763)	(1,627,927)
Income taxes	—	—	—	—
Net loss	$(670,365)	$(616,064)	$(1,414,763)	$(1,627,927)

Net loss per common share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average number of common shares outstanding during the periods - basic and diluted	72,929,763	64,670,884	71,977,253	63,245,666

The accompanying notes are an integral part of these condensed consolidated financial statements

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTH PERIOD ENDED JUNE 30, 2018

	Series A Voting
	Preferred Stock		Common Stock		Additional		Total
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2017	264,894	$265	60,337,382	$60,337	$7,190,572	$(7,245,404)	$5,770

Proceeds received pursuant to Private Placement Memorandum, net of $103,500 offering cost (unaudited)	—	—	2,144,163	2,144	638,467	—	640,611
Common stock issued for services (unaudited)	—	—	865,000	865	518,135	—	519,000
Net loss (unaudited)	—	—	—	—	—	(1,011,863)	(1,011,863)
Balance, March 31, 2018 (unaudited)	264,894	265	63,346,545	63,346	8,347,174	(8,257,267)	153,518

Proceeds received pursuant to Private Placement Memorandum, net of $167,670 offering cost (unaudited)	—	—	1,917,076	1,917	863,052	—	864,969
Common stock issued for services (unaudited)	—	—	333,333	333	199,667	—	200,000
Net loss (unaudited)	—	—	—	—	—	(616,064)	(616,064)
Balance, June 30, 2018	264,894	$265	65,596,954	$65,596	$9,409,893	$(8,873,331)	$602,423

The accompanying notes are an integral part of these condensed consolidated financial statements

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

THREE AND SIX MONTH PERIOD ENDED JUNE 30, 2019

	Series A Voting
	Preferred Stock		Common Stock		Additional		Total
	$0.001 Par Value		$0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2018	264,894	$265	69,642,554	$69,642	$10,701,887	$(10,228,833)	$542,961

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering cost (unaudited)	—	—	2,351,000	2,351	605,523	—	607,874
Common stock issued for services (unaudited)	—	—	240,000	240	124,760	—	125,000
Net loss (unaudited)	—	—	—	—	—	(744,398)	$(744,398)
Balance March 31, 2019	264,894	265	72,233,554	72,233	11,432,170	(10,973,231)	531,437

Proceeds received pursuant to Private Placement Memorandum, net of $0 offering cost (unaudited)	—	—	1,471,500	1,472	390,155	—	391,627
Net loss (unaudited)	—	—	—	—	—	(670,365)	(670,365)
Balance, June 30, 2019	264,894	$265	73,705,054	$73,705	$11,822,325	$(11,643,596)	$252,699

The accompanying notes are an integral part of these condensed consolidated financial statements

MEDIXALL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(1,414,763)	$(1,627,927)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	2,000	2,000
Stock issued as compensation for services	95,000	719,000
Changes in operating assets and liabilities:
Accounts receivable - related party	115,710	(84,355)
Accounts payable and accrued expenses	58,195	(113,527)
Accounts payable and accrued expenses - related party	—	(194,045)
Right-of-use lease asset	32,622	—
Operating lease liability	(29,920)	—
Net cash used in operating activities	(1,141,156)	(1,298,854)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	(3,922)	(6,223)
Website development costs	(5,247)	(90,029)
Net cash used in investing activities	(9,169)	(96,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of offering costs	999,501	1,505,580

Net (decrease) increase in cash	(150,824)	110,474
Cash at beginning of period	201,509	191,440

Cash at end of period	$50,685	$301,914

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period:
Interest	$—	$—
Income taxes	$—	$—

Non-cash transactions:
Reclassification of stock compensation from accounts payable and accrued expenses to common stock	$30,000	$—
Right-of-use lease asset obtained in exchange for operating lease liabilities	$179,341	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 - Organization and Nature of Operations

MediXall Group, Inc. (the "Company “or “MediXall”) was incorporated on December 21, 1998 under the laws of the State of Nevada under the name of IP Gate, Inc. The Company had various name changes since, to reflect changes in the Company’s operating strategies.

MediXall is a technology and innovation-driven organization that has developed a new generation healthcare marketplace platform to address the growing needs of self-pay and high deductible consumers for greater transparency and price competition in their healthcare costs. The cloud-based MediXall.com platform connects patients with healthcare providers and wellness services. The Company’s targeted marketplace is Florida, with plans for a nationwide roll-out. Further discussion on our operations, mission, and initiatives can be found in the Management’s Discussion and Analysis section of this report.

The Company has the following wholly-owned subsidiaries: (1) IHL of Florida, Inc., which is dormant (2) Medixall Financial Group, which connects patients and practitioners with third party lenders (3) Medixaid, Inc. which is dormant and (4) MediXall.com, Inc. which was established to carry out the development and operation of our healthcare marketplace platform.

Note 2 – Going Concern

The Company began generating nominal revenue in 2019 and 2018. The Company has an accumulated deficit of $11,643,596 at June 30, 2019, and does not have sufficient operating cash flows. The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern, which is dependent upon the Company’s ability to establish itself as a profitable business.

In its report with respect to the Company’s consolidated financial statements for the years ended December 31, 2018 and 2017 as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 16, 2019, the Company’s independent auditors expressed substantial doubt about the Company’s ability to continue as a going concern. Because the Company has generated minimal revenues from its planned operations, its ability to continue as a going concern is wholly dependent upon its ability to obtain additional financing. Since inception, the Company has funded operations through short-term borrowings, related party loans, and the proceeds from equity sales in order to meet its strategic objectives. The Company's future operations are dependent upon its ability to generate revenues along with additional external funding as needed. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business plan. Subsequent to June 30, 2019, the Company has issued 200,000 shares of its common stock for total proceeds of $60,000.

In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. These condensed consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying condensed consolidated financial statements.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information, and the SEC rules for interim financial reporting. Certain information and footnote disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying interim condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s condensed consolidated financial position as of June 30, 2019 and the condensed consolidated results of operations and cash flows for the periods presented. The condensed consolidated results of operations for interim periods are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ended December 31, 2019. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2018 included in the Company’s Form 10-K, which was filed with the SEC on May 16, 2019.

Principles of Consolidation

These condensed consolidated financial statements presented are those of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

A material estimate that is particularly susceptible to significant change in the near-term relate to the determination of the impairment of website and development cost. The Company uses various assumptions and actuarial data it believes to be reasonable under the circumstances to make this estimate. Although considerable variability is likely to be inherent in this estimate, management believes that the amount provided is reasonable. This estimate is continually reviewed and adjusted if necessary. Such adjustment is reflected in current operations.

Risks and Uncertainties

The Company's operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure.

Furniture and equipment, net

Furniture and equipment are carried at cost, less accumulated depreciation. Major improvements are capitalized, while repair and maintenance are expensed when incurred. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations for the period.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Depreciation is computed on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives

Equipment	5 years
Furniture	5-10 years

Fair Value Measurement

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. The Company has no assets or liabilities valued with Level 1 inputs.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities. The Company has no assets or liabilities valued with Level 2 inputs.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s website and development costs are the only assets or liabilities valued with Level 3 inputs.

Fair Value of Financial Instruments

The carrying value of cash approximates its fair value because of the short-term nature of these instruments and their liquidity. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740, "Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more- likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than -not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de- recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de- recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company assessed its earnings history, trends, and estimates of future earnings, and determined that the deferred tax asset could not be realized as of June 30, 2019. Accordingly, a valuation allowance was recorded against the net deferred tax asset.

Revenue Recognition

The Company records revenue when all of the following have occurred; (1) persuasive evidence of an arrangement exists, (2) service delivery has occurred, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Revenue is recognized at point of sale, with no further obligations.

Share Based Payment Arrangements

The Company applies the fair value method in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company values the stock based compensation at the market price for the Company's stock as of the date of issuance.

Loss Per Share

The computation of basic loss per share (“LPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted LPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The computation of diluted net loss per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on loss per share. Therefore, when calculating LPS, there is no inclusion of dilutive securities as their inclusion in the LPS calculation is antidilutive.

Following is the computation of basic and diluted loss per share for the three and six month periods ended June 30, 2019 and 2018:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Basic and Diluted LPS Computation
Numerator:
Loss available to common stockholders	$(670,365)	$(616,064)	$(1,414,763)	$(1,627,927)

Denominator:
Weighted average number of common shares outstanding	72,929,763	64,670,884	71,977,253	63,245,666

Basic and diluted LPS	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Potentially dilutive securities not included in the calculation of diluted net loss per share attributable to common stockholders because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

Preferred stock (convertible)	24,900,000	24,900,000	24,900,000	24,900,000

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases on the condensed consolidated balance sheet. The Company adopted ASU 2016-02 on January 1, 2019. Our only lease at the adoption date was an operating lease with a 4 year term, commenced in January 2018, does not offer any options to extend, and does contain a rent escalation clause. The effect of this ASU increased condensed consolidated assets and condensed consolidated liabilities by $179,341, at the adoption date. The discount rate used in this calculation was 6.0%. For operating leases, the asset and liability are expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the condensed consolidated statements of cash flows.

In June 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-07, “Compensation – Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting,” to include share based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update took effect in 2019. The adoption of this guidance did not have a material impact on the Company's condensed consolidated financial statements.

Recoverability of Long-Lived Assets

The Company assesses the recoverability of long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than the carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. There was no impairment of long-lived assets pertaining to the six month periods ended June 30, 2019 and 2018. However, there can be no assurances that future impairment tests will not result in a charge to operations.

Website and Development Costs

Internal and external costs incurred to develop, the internal-use computer software during the application and development stage shall be capitalized subsequent to the preliminary project stage and when it is probable that the project will be completed. As of June 30, 2019, the Company has met the capitalization requirements and has incurred $356,704 in costs related to the development of the Medixall platform.

Reclassifications

Certain amounts in the condensed consolidated financial statements were reclassified to allow for consistent presentation for the periods presented.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 4 – Related Party Transactions

Pursuant to an agreement dated June 2013 and amended on May 20, 2019, TBG, was engaged to provide business advisory services, manage and direct our public relations, provide recruiting services, develop and maintain material for market makers and investment bankers, provide general administrative services, and respond to incoming investor relations calls. TBG is owned in part by Neil Swartz, the Company’s Chief Executive Officer and director, and a significant stockholder of the Company, and Timothy Hart, the Company’s Chief Financial Officer and director, and a significant stockholder of the Company. Under this agreement, we pay TBG a revised monthly fee of $40,000. During the three and six month periods ended June 30, 2019 and 2018, the Company expensed $120,000 and $75,000 and $240,000 and $150,000, respectively, of related party management fees related to this agreement.

R3 Accounting LLC, owned by Mr. Hart, provides accounting, tax and bookkeeping services to the Company. During the three and six month periods ended June 30, 2019 and 2018, the Company expensed $37,550 and $30,000 and $130,550 and $60,000, respectively, related to R3 services.

Accounts receivable (accounts payable and accrued expenses) to related parties are as follows:

Related Party	At June 30, 2019	At December 31, 2018
TBG	$44,880	$160,590
R3	(21,931)	(21,931)
	$22,949	$138,659

Note 5 – Preferred Stock

The 264,894 outstanding preferred shares are convertible into 24,900,000 common shares. The preferred shares do not pay dividends. The number of votes for the preferred share shall be the same as the amount of shares of common shares that would be issued upon conversion.

Note 6 – Pending Legal Matters

In January 2014 the Company was named as a co-defendant in a civil law proceeding in Broward County Florida. The complaint alleges a contract dispute between the Company's major shareholders' and various parties that are unrelated to the Company. The plaintiffs alleged the Company engaged in a breach of fiduciary duty, tortious interference with business relations and a fraudulent transfer of assets. Management plans a vigorous defense and it believes there is no basis for these allegations. Management is also exploring possible counterclaims against the plaintiffs. The Company's legal counsel has opined that an unfavorable outcome of this case is deemed remote and any possible loss is deemed immaterial. No accrual has been reflected on the condensed consolidated financial statements regarding this matter. As of June 30, 2019 there has been no new development in this matter.

Note 7 – Lease

We adopted ASU 2016-02, Leases on January 1, 2019, which resulted in the recognition of one operating lease on the condensed consolidated balance sheet in 2019 and forward. See Note 3 – Recent Pronouncements for more information on the adoption of the ASU. We determine if a contract contains a lease at inception and recognize operating lease right-of-use assets and operating lease liabilities based on the present value of the future minimum lease payments at the adoption date.  As our lease does not provide an implicit rate, we use our incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease agreements that have lease and non-lease components, are accounted for as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

MEDIXALL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company’s operating lease obligation is for the Company’s office facility. Our lease has a remaining lease term of approximately 2.1 years and does not offer an option to extend the lease. The components of lease expense and other lease information as of and during the three and six month periods ended June 30, 2019 are as follows:

	Three Month Period Ended June 30, 2019	Six Month Period Ended June 30, 2019

Operating Lease Expense Recognized	$18,816	$37,632
Cash paid for amounts included in measurement of lease liabilities	$17,464	$34,928

At June 30, 2019

Operating lease right-of-use asset	$146,719
Operating lease liability	$149,421
Weighted-average remaining lease term	2.1 years
Weighted-average discount rate	6.0%

Future minimum lease payments under non-cancellable leases, reconciled to our discounted operating lease liability is as follows:

At June 30, 2019
Remainder of 2019	$36,868
2020	$76,452
2021	$46,182
Total future minimum lease payments	$159,502
Less imputed interest	$(10,081)
Total operating lease liability	$149,421

MEDIXALL GROUP, INC.

46,091,430 Shares of Common Stock

for Resale by Selling Stockholders

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2019 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered are set forth below. Each item listed, other than the Securities and Exchange Commission (“SEC”) registration fee, is estimated as follows:

Securities and Exchange Commission registration fee		$11,965.34
Accounting fees and expenses		*
Legal fees and expenses		*
Registrar and transfer agent fees and expenses		*
Miscellaneous		*

Total expenses	$	*

———————

* Estimated expenses not presently known.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Nevada law, a corporation may include a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, , or (c) for any transaction from which the director derived an improper personal benefit. Our Certificate limits personal liability of directors to the fullest extent permitted by Nevada law.

The provision also provides that we shall, to the fullest extent permitted, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if our board of directors approved such action. This indemnification will include expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us since September 2016 involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Such shares were issued in reliance upon an exemption from registration pursuant to, among others, Section 4(a)(2) of the Securities Act and Regulations D and S as promulgated under the Securities Act. Each investor took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to an accredited investor and a limited number of sophisticated investors, as defined in the Securities Act with whom we had a direct personal preexisting relationship, and after a thorough discussion. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

During the six month period ended June 30, 2019, we effected the following unregistered sales of our securities:

•

Issued 3,822,500 shares of restricted common stock in exchange for proceeds of $999,501.

•

Issued 240,000 shares of common stock as compensation for services rendered by employees, advisors and independent contractors of the registrant with a fair market value of $125,000.

During the year ended December 31, 2018, we effected the following unregistered sales of our securities:

•

Issued 7,632,231 shares of restricted common stock in exchange for proceeds of $2,516,855, net of offering costs of $309,783.

•

Issued 1,662,941 shares of restricted common stock in exchange for services with a fair market value of $997,765.

•

Issued 10,000 shares of common stock with a fair market value of $6,000 to settle a legal matter.

During the year ended December 31, 2017, we effected the following unregistered sales of our securities:

•

Issued 13,466,420 shares of restricted common stock in exchange for proceeds of $2,461,730.

During the year ended December 31, 2016, we effected the following unregistered sales of our securities:

•

Issued 32,867 shares as a result of an error in issuances from prior financings;

•

Issued 7,811,250 shares of restricted common stock in exchange for aggregate proceeds of $781,125.

•

Issued 264,894 shares of Series A Convertible Preferred stock, convertible into 24,900,000 shares of common stock, in equal amounts to each of Timothy Hart, our CFO, Neil Swartz, our CEO, and Noel Guillama, a director, in connection with the Merger.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The list of exhibits preceding the signature page to this registration statement is incorporated herein by reference.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.2	Articles of Merger filed with Nevada Secretary of State on December 31, 2002 (incorporated by reference to Exhibit 3.2 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.3

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on December 31, 2002 (incorporated by reference to Exhibit 3.3 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.4

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on June 23, 2003 (incorporated by reference to Exhibit 3.4 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.5

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 25, 2003 (incorporated by reference to Exhibit 3.5 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.6

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on March 30, 2005 (incorporated by reference to Exhibit 3.6 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.7

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on October 29, 2007 (incorporated by reference to Exhibit 3.7 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.8

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on May 14, 2009 (incorporated by reference to Exhibit 3.8 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.9

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on August 26, 2009 (incorporated by reference to Exhibit 3.9 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.10

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on September 10, 2010 (incorporated by reference to Exhibit 3.10 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.11

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 12, 2011 (incorporated by reference to Exhibit 3.11 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.12	Certificate of Change filed with Nevada Secretary of State on September 21, 2011 (incorporated by reference to Exhibit 3.12 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
3.13

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 2, 2013 (incorporated by reference to Exhibit 3.13 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.14

Certificate of Amendment to the Articles of Incorporation filed with Nevada Secretary of State on July 10, 2013 (incorporated by reference to Exhibit 3.14 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

3.15

Amended and Restated Articles of Incorporation filed with Nevada Secretary of State on June 17, 2014 (incorporated by reference to Exhibit 3.16 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

3.16

Certificate of Amendment to the Articles of Incorporation changing the Company’s name from Continental Rail Corp. to MediXall Group, Inc. (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed with the SEC on November 16, 2016)

3.17	Certificate of Change to effect a 1 for 15 reverse stock split (incorporated by reference to Exhibit 3.3 to current report on Form 8-K filed with the SEC on November 16, 2016)
3.18	Bylaws (incorporated by reference to Exhibit 3.15 to registration statement on Form S-1 filed with the SEC on March 5, 2014)
5.1	Opinion of Anthony L.G., PLLC *
10.1

Agreement dated June 25, 2013 by and between TBG Holdings, Neil Swartz, Tim Hart, Larry Coe and John H. Marino, Sr., Transportation Management Services, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.1 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.2

Letter agreement dated May 27, 2013 by and between Continental Rail Corp. and Taylor-DeJongh International  (incorporated by reference to Exhibit 10.2 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.3

Employment Agreement effective June 27, 2013 by and between IGSM Group, Inc. and Wayne A. August (Incorporated by reference to Exhibit 10.3 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.4

Employment Agreement effective June 25, 2013 by and between IGSM Group, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.4 to registration statement on Form S-1 filed with the SEC on March 5, 2014)

10.5

Amendment No. 1 to Agreement by and between TBG Holdings, Neil Swartz, Tim Hart, Larry Coe and John H. Marino, Sr., Transportation Management Services, Inc. and John H. Marino, Jr. (incorporated by reference to Exhibit 10.5 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.6

Independent Consultant Agreement dated October 2, 2013 by and between John M. Keasling and Continental Rail Corp. (incorporated by reference to Exhibit 10.6 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.7

Amendment to Independent Consultant Agreement dated June 24, 2014, effective October 2, 2013 by and between Continental Rail Corp. and John M. Keasling (incorporated by reference to Exhibit 10.7 to registration statement on Form S-1 filed with the SEC on July 15, 2014)

10.8

Agreement between the Company, Continental Rail, LLC, and the Company’s Series A Preferred Shareholders (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on June 26, 2015)

10.9

Definitive Agreement for the Exchange of Common Stock for Limited Liability Company interest dated June 24, 2016 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on June 27, 2016)

10.10	Share Exchange Agreement dated July 8, 2016 (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed with the SEC on December 16, 2016)
10.11	Share Exchange Agreement and Plan of Reorganization dated December 13, 2016 (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed with the SEC on December 16, 2016)
21.1*	List of Subsidiaries
23.1*	Consent of Hacker, Johnson & Smith PA
23.2*	Consent of Anthony L.G., PLLC (included in Exhibit 5.1)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

* Filed herewith

† Management contract, compensation plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on November 5, 2019.

MEDIXALL GROUP, INC.

By:	/s/ Timothy S. Hart
Timothy S. Hart
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Timothy S. Hart his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy S. Hart	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	November 5, 2019
Timothy S. Hart

/s/ Neil Swartz	Interim Chief Executive Officer (principal executive officer)	November 5, 2019
Neil Swartz

/s/ Noel Guillama	Chairman of the Board	November 5, 2019
Noel Guillama